Exhibit 10.11

Execution Version

AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA

This AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA is made effective the 1st day of January, 2012, by and between STATOIL PIPELINES, LLC, a Delaware limited liability company formerly known as StatoilHydro Pipelines, LLC (“Statoil”), EPSILON MIDSTREAM LLC, a Pennsylvania limited liability company (“Epsilon”) and APPALACHIA MIDSTREAM SERVICES, L.L.C., an Oklahoma limited liability company (“AMS”).

RECITALS:

WHEREAS, Statoil, Epsilon and AMS (each, a “Party” and together, the “Parties”), or their Affiliates, are co-owners of certain mineral interests in northern Pennsylvania;

WHEREAS, Statoil, Epsilon, AMS and certain of their Affiliates entered into the Interim Agreement for Pennsylvania Gathering Systems dated August 24, 2011, for the joint development of gas gathering systems in Northern Pennsylvania (the “Interim Agreement”);

WHEREAS, Statoil and AMS entered into that certain Agreement for the Construction, Ownership, and Operation of Midstream Assets in the Marcellus Area dated November 24, 2008 (the “Statoil-AMS Agreement”);

WHEREAS, each System Owner or its Affiliate has entered into an Anchor Shipper Gas Gathering Agreement with AMS in the form attached as Exhibit “1.6” at the same time as entering into this Agreement; and

WHEREAS, the System Owners desire to replace the Statoil-AMS Agreement with this Agreement with respect to Area D shown on Exhibit “1.4” (which is the AMI under this Agreement) and partially replace the Interim Agreement to the extent of the subject matter of this Agreement, in order to continue to jointly acquire, develop and own certain tangible, intangible and contractual assets and rights associated with the gathering, treating and compression of Gas produced from the AMI, the extraction or processing of NGLs associated with such Gas or the fractionation of such NGLs.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the System Owners agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms and expressions herein used are defined as follows:

1.1.                            “Accounting Procedure” means the provisions attached hereto at Exhibit “1.1.”

1.2.                            “Affiliate” means: (a) with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person; and (b) for purposes of paragraphs 6.1, 11.2 and 12 only (i) with respect to AMS, Chesapeake

NORTHERN PENNSYLVANIA COO AGREEMENT
-AMI AREA D

Midstream Partners, LP and its Affiliates or similar entities, and (ii) with respect to any System Owner, a publicly traded master limited partnership in which such System Owner owns an interest in the general partner.

1.3.                            “Agreement” means this Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area D of Northern Pennsylvania, as it may be amended from time to time in accordance with the terms hereof.

1.4.                            “AMI” or “Area of Mutual Interest” means the land area described on Exhibit “1.4” attached hereto, as amended from time to time.

1.5.                            “AMI Midstream Assets” means all Midstream Assets that are jointly constructed or jointly owned by the Participating System Owners pursuant to the terms of this Agreement whether or not located within the AMI, including Systems where one or more System Owners elects not to participate pursuant to paragraph 4.1 of this Agreement. The AMI Midstream Assets expressly include the separate and distinct gathering systems or facilities identified on Exhibit “1.5” attached hereto, as amended from time to time pursuant to paragraph 2 hereof.

1.6.                            “Anchor Shipper Gathering Agreement” means the Gas Gathering Agreement in the form attached hereto as Exhibit “1.6”.

1.7.                            “Ballot” means a written document that describes a matter to be voted on by the System Owners and requests the System Owners’ response, and which may be in the form attached as Exhibit “1.7”.

1.8.                            “Blocking Vote” means with respect to any vote under this Agreement, the negative vote of two (2) or more System Owners eligible to vote who each hold at least eight percent (8%) and in the aggregate hold at least thirty percent (30%) of all System Ownership Interests eligible to vote, provided that the votes of multiple Affiliates will be aggregated as a single vote of one (1) System Owner with all of the aggregate System Ownership Interests.

1.9.                            “Budgets” means the collective reference to the Capital Budget Plan and the Operating Budget.

1.10.                     “Business Day” means a Day on which the Federal Reserve System is open for the transaction of business.

1.11.                     “Capital Budget Plan” has the meaning set forth in paragraph 5.1.1 of this Agreement.

1.12.                     “Capital Expenditure(s)” means all costs incurred in constructing Systems or Projects, or completing any additions, improvements, alterations, changes or repairs to any of the AMI Midstream Assets that are performed by the Operator and that are not Operating Expenses.

1.13.                     “Credit-Worthy Assignee” means a Person who or whose obligations are guaranteed by a Person that either: (a) has a long-term unsecured and non credit enhanced corporate credit rating of at least “BB” by Standard & Poors, or a long-term unsecured and non credit enhanced corporate credit rating of at least “BB” by Fitch, or a corporate family rating of at least “Ba2” by Moody’s; or (b) if such Person does not have any long-term unsecured and non credit enhanced debt credit rating by either Standard & Poors, Fitch or Moody’s, has produced to all System Owners information sufficient to demonstrate to the reasonable satisfaction of all System Owners that the creditworthiness of such Person is greater than or equivalent to a Person that possesses such rating.

1.14.                     “Default System Owner Gas” means Gas owned in whole or in part by any System Owner or its Affiliates.

1.15.                     “Default System Ownership Interest(s)” means the following percentage ownership interest of each System Owner: (a) Statoil — 21.125%; (b) Epsilon — 35.000%; and (d) AMS — 43.875%.

1.16.                     “Delivery Points” means the inlet of the Gas measurement facilities where Gas is delivered at the existing or future interconnections between a System and the downstream facilities of a transporter or other facilities effecting delivery of Gas off of a System.

1.17.                     “Emergency” means a fire, explosion, or other emergency that may endanger the life of or cause injury to persons or cause loss of or damage to property.

1.18.                     “Fuel” has the same meaning herein as defined in the Gathering Agreements.

1.19.                     “Gas” means gas of any nature or kind, including but not limited to coalbed methane gas, along with all hydrocarbon and non-hydrocarbon substances produced in association therewith, including sulfur, helium, carbon dioxide and other commercial gases, as well as hydrocarbon gases produced from wells classified as oil wells and/or gas wells under the rules and regulations of the applicable state agency.

1.20.                     “Gathering Agreements” means the collective reference to the Anchor Shipper Gathering Agreements and any Third Party Gathering Agreements.

1.21.                     “Joint Account” has the same meaning herein as defined in the Accounting Procedure.

1.22.                     “Lost Gas” has the same meaning herein as defined in the Anchor Shipper Gathering Agreement.

1.23.                     “MCF” means one thousand (1,000) cubic feet of Gas.

1.24.                     “Midstream Assets” means all tangible, intangible or contractual assets and rights associated with the gathering, treating or compression of Gas, the extraction or processing of NGLs associated with Gas, the fractionation of NGLs from Gas, or the delivery of Gas to third party downstream transporters whether on or under the surface, including, without limitation, gas gathering systems, inlet separation equipment, central compression (reciprocating, screw or other type), dehydration equipment, processing equipment, treating equipment, pumps, metering, pipes, valves, all buildings and structures of every kind to be utilized for the operation of the foregoing, all warehouse inventories, easements, rights-of-way, permits, deeds, leases and other conveyances, contracts and agreements acquired or used in connection with construction and operation of the foregoing. Midstream Assets specifically excludes assets that transport NGLs, Gas or oil from Delivery Points.

1.25.                     “Minor Capital Expenditure” has the meaning set forth in paragraph 5.4 of this Agreement.

1.26.                     “MMBTU” means one million (1,000,000) British Thermal Units.

1.27.                     “Natural Gas Liquids” or “NGLs” means the hydrocarbon components extracted from the Gas by a processing plant, including but not limited to ethane, propane, normal butane, iso-butane, and natural gasoline, individually or as a mixture.

1.28.                     “Operating Budget” has the meaning set forth in paragraph 5.1.2 of this Agreement.

1.29.                     “Operating Committee” has the meaning set forth in paragraph 3 of this Agreement.

1.30.                     “Operating Expenses” means those costs or expenses necessary for the routine operation, maintenance and repair of the AMI Midstream Assets.

1.31.                     “Operator” means the Person or Persons designated to operate one or more Systems of AMI Midstream Assets as provided for in paragraph 6.1 of this Agreement.

1.32.                     “Participating System Owners” means, with respect to any System, the System Owners that have elected to participate in such System as provided in paragraph 4.1 of this Agreement.

1.33.                     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, foundation, corporation, limited liability company, company, institution, entity, party, or governmental unit (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

1.34.                     “Project” and “Project AFE” have the meanings set forth in paragraph 5.2 of this Agreement.

1.35.                     “Receipt Points” means the inlet of existing or future Gas measurement facilities on the Systems where Gas is received from shippers.

1.36.                     “Representative” has the meaning set forth in paragraph 3.1 of this Agreement.

1.37.                     “Supermajority Vote” means with respect to any:

1.37.1         System with two (2) Participating System Owners, the unanimous vote of all such Participating System Owners;

1.37.2         System with three (3) or more Participating System Owners, the vote of such Participating System Owners in which there is not a Blocking Vote; and

1.37.3         matter not specific to a particular System, the vote of all System Owners in which there is not a Blocking Vote.

1.38.                     “System” means a contiguous group of inter-related AMI Midstream Assets as segmented and agreed to by the System Owners via Supermajority Vote.

1.39.                     “System Owner(s)” means Statoil, Epsilon, AMS and any Affiliate or other Person becoming a party to this Agreement in the future as provided herein, individually and collectively.

1.40.                     “System Ownership” means the collective ownership of the respective AMI Midstream Assets by all Participating System Owners.

1.41.                     “System Ownership Interest(s)” means the percentage ownership interest of each System Owner for the applicable System as set forth on Exhibit “1.5” attached hereto and made a part hereof.

1.42.                     “System Proposal” has the meaning set forth in paragraph 4.1 of this Agreement.

1.43.                     “Target System Boundary” has the meaning set forth in paragraph 4.1 of this Agreement.

1.44.                     “Third Party Gathering Agreement” means the form of Gas Gathering Agreement attached hereto as Exhibit “1.44”.

2.                                      Ownership of the System.

2.1.                            Ownership.  As further described in paragraph 10.3 below, each System Owner owns an undivided interest equal to its System Ownership Interest as a tenant in common in all AMI Midstream Assets in the Systems listed in Exhibit “1.5”.

2.2.                            New Systems.  When new Systems are approved pursuant to paragraph 4.1, the Operator will prepare and forward to all System Owners a new Exhibit “1.5” reflecting the new Systems and the System Ownership Interests of each

Participating System Owner in such new Systems and the new Exhibit “1.5” will be incorporated herein without the necessity of amending this Agreement.

2.3.                            Changes in System Ownership.  In the event it becomes necessary to recalculate the System Ownership Interests pursuant to the terms of this Agreement, or if any System Owner transfers all or a portion of its System Ownership Interest to an Affiliate or other Person pursuant to the terms of this Agreement, the Default System Ownership Interests and System Ownership Interests of the applicable Systems will be amended to reflect the new ownership. In the event of changes to Exhibit “1.5” as provided herein, the Operator will prepare and forward to all System Owners a new Exhibit “1.5,” and the new Exhibit “1.5” will be incorporated herein without the necessity of amending this Agreement.

2.4.                            Cooperation.  The System Owners and their Affiliates will not construct, own or operate any Midstream Assets within the AMI except in accordance with the terms of this Agreement or as permitted by any Anchor Shipper Gathering Agreement.

2.5.                            AMI Acreage Removal.  Acreage that is not part of any Target System Boundary may be removed from the AMI upon the Supermajority Vote of all System Owners.

2.6.                            Shipper Dedicated Acreage Release.  Unless otherwise required by terms of a Gathering Agreement, acreage that is dedicated under a Gathering Agreement within the AMI may only be released from the dedication upon a Supermajority Vote of the System Owners in the System where the acreage to be released is located.

3.                                      Operating Committee.  The System Owners hereby establish an operating committee (the “Operating Committee”) that will, subject to the terms of this Agreement, conduct an ongoing coordinated review and planning process for the development, construction, extension, expansion and operation of the AMI Midstream Assets.

3.1.                            Composition of Operating Committee.  The Operating Committee will be comprised of one representative designated by each System Owner (each a “Representative”).

3.2.                            Register of Authorized Voters.  The Operating Committee will maintain an exclusive list of individuals designated by each System Owner authorized to execute a Ballot or other written vote under this Agreement on behalf of each System Owner (“Authorized Voter”).

3.3.                            Meetings.  The Operating Committee will meet once per quarter in regularly scheduled meetings at times agreeable to the Representatives unless otherwise agreed by all System Owners. The Operator or any System Owner may call additional meetings of the Operating Committee by sending written notice of and an agenda for the meeting to the other System Owners and the Operator not less than ten (10) Business Days prior to the date of the meeting. Meetings may also be conducted at any time with the unanimous agreement of the Representatives. Meetings may be conducted in person at any location agreeable to all Representatives, or by telephone, video conference or any other mutually agreeable means by which each Representative and other participants can hear and understand one another. The Operator may send additional representatives to any meeting of the Operating Committee and each System Owner may designate up to three (3) additional participants for the meetings (or more with the consent of the other System Owners) in addition to such System Owner’s Representative.

3.4.                            Duties.  In accordance with this Agreement, the Operating Committee will discuss and determine: (a) the initial planning, economic evaluation, designs and construction plans for any AMI Midstream Assets; (b) the initial planning and evaluation regarding (i) contractual or other arrangements for third party use of AMI Midstream Assets, (ii) arrangements for the use of third party gathering systems, and (iii) new service contracts and procurement; (c) general strategy for operations; and (d) any other issue deemed necessary by any of the System Owners for this Agreement to be efficiently executed.

3.5.                            Reports.  The Operator will furnish the Operating Committee the following: (a) on at least a quarterly basis reasonably in advance of the quarterly meeting of the Operating Committee and not less than eighteen (18) hours prior to the meeting, a report updating the development and construction of Projects and information about potential arrangements with third parties for the use of AMI Midstream Assets or for use of third party gathering systems; (b) on a quarterly basis, specific descriptions, plans and budgets for each item in part (a) of this paragraph; and (c) on a quarterly basis, a financial summary of the capital spent (year to date) and a forecast in reasonable detail of the capital to be spent (by quarter) for the remainder of the year and the first quarter of the following year if there is less than one quarter remaining in the year when the report is sent.

4.                                      Systems and System Proposals.

4.1.                            System Participation.

4.1.1                System Proposals.  Following the coordinated review and planning process by the Operating Committee for any development and construction of any new AMI Midstream Assets, the Operator will furnish to each System Owner a written proposal for such new System that includes a map of the geographic area within which the System will be constructed (the “Target System Boundary”), general plans and budgets and other commercial information available to the Operator and reasonably necessary to evaluate the System (a “System Proposal”). The Operator must furnish a System Proposal no later than sixty (60) days after receipt of a written request by any System Owner. The initial Target System Boundary for a New System will be located within the AMI unless otherwise approved by unanimous vote of all System Owners regardless of System participation. Subject to paragraphs 4.5 and 5.8, wells that are gathered from a wellhead location or multi-well pad site into a System must have a surface location within the Target System Boundary for that System.

4.1.2                System Election.  Each System Owner will, within thirty (30) calendar days after receipt of a System Proposal, elect to either participate (to the extent of such System Owner’s Default System Ownership Interests) or not participate in the new System proposed in the System Proposal by written notice to the Operator. Failure to make a timely election regarding participation in a new System will be deemed an election by the System Owner to participate in the new System described in the System Proposal and the Operator will send written notice of such deemed election to participate to such System Owner. The System Owner will have five (5) business days after receipt of the notice to revoke such deemed election to participate by written notice to the Operator. If the System Owner does not revoke the deemed election within such time, the election will be irrevocable. Notwithstanding anything to the contrary in this Agreement, if a System Owner elects not to participate in a new System, then: (a) unless agreed in writing by all Participating System Owners, the nonparticipating System Owner shall have no rights with respect to such new System, including, without limitation, ownership, approval of Project AFEs or amendments thereto, voting, inspection and audit rights and receipt of reports or other information; and (b) the System Ownership Interests for such System for each Participating System Owner will be adjusted from the Default System Ownership Interests on a pro rata basis so that the total System Ownership Interests for such System are equal to one hundred percent (100%). Notwithstanding anything to the contrary in this Agreement, each System Owner by its execution of this Agreement has elected or hereby elects to participate in each of the Systems described in paragraphs 4.2.1 through 4.2.2 below.

4.1.3                Non-Participating Operator.  If the System Owner that is the Operator (or has the power to appoint the Operator under this Agreement) does not participate in a System, then, notwithstanding anything to the contrary in this Agreement, the Operator of such System will be the Participating System Owner with the highest System Ownership Interest in such System, unless another Operator is selected by Supermajority Vote of such Participating System Owners. The new Operator will be subject to all of the duties and obligations and will have all of the rights of the Operator under this Agreement with respect to such System.

4.2.                  Target System Boundaries.  Initial Target System Boundaries as delineated in Exhibit “4.2” for the following Systems are hereby initially established upon execution of this Agreement:

4.2.1                Auburn Gas Gathering System; and

4.2.2                Stone House Gas Gathering System..

Exhibit “4.2” will be amended from time to time as needed to reflect agreed-to changes on existing Target System Boundaries and to add additional Target System Boundaries for new Systems to be built under this Agreement.

4.3.                  Modifications of Target System Boundaries.  Approvals for (a) System expansions and extensions and (b) modifications to Target System Boundaries will be managed as follows:

4.3.1                     Proposals to modify a Target System Boundary in which all System Owners are Participating System Owners will require a Supermajority Vote.

4.3.2                     Proposals to modify a Target System Boundary in which one or more System Owners declined participation in the System Proposal will require the unanimous vote of all System Owners.

4.3.3                     Projects that are proposed to be built entirely within the bounds of a pre-existing Target System Boundary will require a Supermajority Vote for approval pursuant to the terms of paragraph 5.2.

4.3.4                     Notwithstanding the terms of paragraph 5.2, Projects that include an asset to be built outside of the Target System Boundary for any System (for example, an extension to build to a Delivery Point) will require a unanimous vote of all Participating System Owners, and the construction of such Project will not be subject to paragraph 14 of this Agreement.

4.4.                  Mergers of Systems.  Subject to the rights of shippers under the Anchor Shipper Gathering Agreements, two or more Systems may be combined or merged into a single System for all purposes under this Agreement as follows:

4.4.1                If all System Owners are Participating System Owners in all Systems to be combined, then the combination will be approved upon the Supermajority Vote of all System Owners; or

4.4.2                If any System Owner is not a Participating System Owner in any of the Systems to be combined, then the combination must be approved by the unanimous vote of all Participating System Owners in each of the Systems to be combined.

4.4.3                If two or more Systems are expected to be interconnected within the next two years, the Operator may seek approval by Supermajority Vote of all Participating System Owners in all Systems to be merged, to merge the Systems for accounting purposes effective January 1 of any year preceding the actual interconnect. The voting procedure in paragraph 18 will apply to the vote under this paragraph except that each Participating System Owner will have thirty (30) days to return the Ballot to the Operator.

4.4.4                The proposal to merge two or more Systems must include a detailed proposal regarding how the COS Calculations (as defined in the Anchor Shipper Gas Gathering Agreement) for the Systems to be merged will be consolidated and how any conflicting termination dates for the separate Systems under the applicable Gathering Agreements will be resolved.

4.5.                  Super-Systems.  The System Owners may elect, by Supermajority Vote of all Participating System Owners in each System proposed to be combined, to combine one or more Systems together and/or with other systems of Midstream Assets outside of the AMI (as combined, a “Super-System”) for the purpose of facilitating combined Fuel and Lost Gas, Gas volume allocations and nominations over a wider area. The initial Super-Systems approved by the System Owners are described in Exhibit “4.5”. Exhibit “4.5” will be amended to maintain a current listing of Super-Systems approved pursuant to this paragraph. Fees, revenue and allocation of operating expenses will not be combined over a Super-System but will be determined separately for each System. The individual Systems and other Midstream Assets within a Super-System will remain separate for all purposes not expressly described in this paragraph.

5.                                      Construction and Operating Activities.

5.1.                       Budgets.

5.1.1                Capital Budget Plan.  In the first week of October of each year, the Operator will submit to the System Owners an annual construction budget, including any capital expected to be spent for repair, replacement or any other purpose, for AMI Midstream Assets for the next succeeding calendar year allocated among each System (the “Capital Budget Plan”). The Capital Budget Plan shall include a quarter by quarter summary of Operator’s best estimate of the Capital Expenditures to be made for the construction, extension or expansion of AMI Midstream Assets. The Capital Budget Plan will be a guide for future development but will not authorize or limit any Capital Expenditures, all of which must be approved or allowed as expressly provided in this Agreement. The Operator will send a Ballot with the Capital Budget Plan that allows each System Owner to ratify the Capital Budget Plan in writing. Each System Owner will have sixty (60) calendar days after receipt of the Capital Budget Plan to return the Ballot to the Operator indicating its ratification or rejection of the Capital Budget Plan. Failure to submit a timely voting ballot will be deemed an election by the System Owner to ratify the Capital Budget Plan. The Capital Budget Plan will be ratified upon affirmative Supermajority Vote. Any System Owner objecting to the budget may submit its concerns in writing to the other System Owners and the System Owners will negotiate in good faith towards completion of a mutually agreeable Capital Budget Plan for the succeeding calendar year.

5.1.2                Operating Budget Plan.  In the first week of October of each year, the Operator will submit to the System Owners an annual operating expense budget for AMI Midstream Assets for the next succeeding calendar year allocated among each System (the “Operating Budget”). The Operating Budget shall include a quarter by quarter summary of the Operator’s best estimate of the expenditures to be made for the ongoing operation of AMI Midstream Assets. The Operating Budget will be a guide for future operating expenses but will not authorize operating expenses beyond what is allowed as expressly provided in this Agreement. The Operator will send a Ballot with the Operating Budget that allows each System Owner to ratify or reject the Operating Budget in writing. Each System Owner will have until sixty (60) calendar days after receipt of the Operating Budget (the “Operating Budget Deadline”) to return the Ballot to the Operator indicating its ratification of the Operating Budget. Failure to submit a timely Ballot will be deemed an election by the System Owner to ratify the Operating Budget. The Operating Budget will be ratified upon affirmative Supermajority Vote. If the System Owners that are not the Operator (each, a “Non-Operating System Owner”) object to the Operating Budget, such Non-Operating System Owner may submit its concerns in writing to the other System Owners and the System Owners and Operator will negotiate in good faith towards completion of a mutually agreeable Operating Budget. For Operating Budgets in the years 2015 and earlier, if any disputes cannot be settled, the Operating Budget submitted by the Operator will be used, subject to the limitations set forth in this Agreement. Commencing with the Operating Budget for calendar year 2016, if the Operating Budget is not approved by the Operating Budget Deadline, any System Owner may, within fifteen (15) days after the Operating Budget Deadline, submit the Operating Budget dispute to the procedure set forth in paragraph 15 of this Agreement and the Parties will be bound by the outcome of such procedure. Until the budget dispute is resolved as provided herein, the Operating Budget for the new year will be one hundred three percent (103%) of the Operating Budget for the prior year.

5.2.                  Project AFE Approval. Pursuant to the voting procedure detailed in paragraph 18, anytime and from time to time after a System is approved, the Operator shall submit to the Participating System Owners an authorization for expenditure (“Project AFE”), which will contain specific descriptions, plans and reasonable details of the expenditures to be made for the construction, extension, expansion or optimization of AMI Midstream Assets within a System (a “Project”), and a Ballot for the Project AFE. Project AFEs can only be approved by Supermajority Vote and when so approved are binding on all System Owners that elected to participate in the applicable System. Notwithstanding anything to the contrary in this Agreement, each System Owner hereby approves the Project AFEs described in Exhibit “5.2” that are currently under some phase of development or construction.

5.3.                  Modifications and Supplements to Project AFEs.  The Operator may make any Capital Expenditure with respect to the AMI Midstream Assets that is related to an approved Project and exceeds the Project AFE by no more than the greater of 15% or $200,000. Additional Capital Expenditures in excess of such amounts will require a supplemental Project AFE by the Operator and require approval by Supermajority Vote pursuant to paragraph 5.2 prior to expenditure. In addition, the Operator will provide recommendations to reconsider, amend or reject any previously approved Projects for reasonable and good cause. Any Participating System Owner may, by written notice to all Participating System Owners, request a vote to revise, reconsider, reaffirm or reject any previously approved Project AFE and such proposal will be approved only by Supermajority Vote pursuant to paragraph 18.

5.4.                  Minor Capital Expenditure Projects.  The Operator may make any Capital Expenditure with respect to the AMI Midstream Assets that is outside the scope of an approved Project AFE and not in excess of (i) $100,000.00 (a “Minor Capital Expenditure”) per Project or (ii) $500,000.00 in the aggregate for the AMI in any calendar year. All other Capital Expenditures must be approved in a Project AFE; except that in the event of an Emergency, the Operator may incur reasonable expenses for the Joint Account of all System Owners in excess of said sum for the purpose of handling such Emergency, but shall promptly advise all System Owners of the amount and reason for any such expense incurred. Minor Capital Expenditures will not include preparatory expenditures ahead of the construction of Midstream Assets such as obtaining rights of ways or surveys, all of which must be approved in a Project AFE.

5.5.                  Minor Operating Expenditure Proiects.  The Operator may make any non-capital expenditure directly related to an AMI Midstream Asset that is: (a) outside the scope of a Project AFE; (b) to be booked as an operating expense; (c) a non-recurring type of expense; and (d) not in excess of (i) $50,000.00 per Project or (ii) $250,000.00 in the aggregate for the AMI in any calendar year. All other larger non-recurring operating expenses must be approved in a Project AFE or otherwise by Supermajority Vote; except that in the event of an Emergency, the Operator may incur reasonable expenses for the Joint Account of all System Owners in excess of said sum for the purpose of handling such Emergency, but shall promptly advise all System Owners of the amount and reason for any such expense incurred.

5.6.                  Construction Process.  Subject to the Operator’s duties and responsibilities provided for herein, the Operator has the exclusive right to construct, expand or extend the approved Projects in the AMI. When commercially reasonable under the circumstances, the Operator will seek multiple bids for construction and other work or services related to construction processes, and the Operator will not charge more than the Operator’s actual costs incurred plus chargeable items as set out in the Accounting Procedure. Other than as provided for in the Accounting Procedure, the Operator shall not contract with Affiliates for construction work or other work or services related to construction process without either: (a) Operator or its Affiliates having obtained multiple bids from third-party providers and Operator charging no more than ninety-five percent (95%) of the lowest bid; or (b) obtaining unanimous approval of the System Owners. As needed, the System Owners may, from time to time, consult with the Operator on the bidding process and selection of vendors. Each Project will be constructed hereunder in accordance with prudent operating practices, design codes and industry specifications. The Operator will have direct responsibility and supervision of all matters arising under any applicable construction contract and all matters arising during the actual construction work, and will proceed with such matters in accordance with this Agreement and what a prudent operator would do under the same or similar circumstances. Any System Owner, at its sole risk, cost and expense, has the right to inspect and observe the construction work at all reasonable times, as long as such actions do not interfere with the construction of the Project or the operations of the AMI Midstream Assets.

5.7.                  Record Title.  The Operator, on behalf of the System Owners, will acquire fee interests, pipeline and other rights-of-way, easements, licenses and grants as may be reasonable and necessary to accomplish the construction and ongoing operations of the AMI Midstream Assets. The Operator will be the title holder of record of all AMI Midstream Assets and the System Owners will be the beneficial owners of undivided interests in the AMI Midstream Assets equal to the System Ownership Interests. As soon as practicable after the execution of this Agreement, the Operator will record a Memorandum of Beneficial Interest (the “Memorandum”) in the form attached at Exhibit “5.7” in each County where any part of the AMI is located. If the parties to this Agreement or the boundaries of the AMI change in compliance with the terms of this Agreement, the Operator and the System Owners will execute and the Operator will record an amendment to the Memorandum that indicates such change.

5.8.                  Connection of Midstream Assets to Existing Systems.  If one or more System Owners desire to connect to any System (the “Host System”) any Midstream Assets (including another System) that remain separate from such System (a “Connecting GGS”), the Participating System Owners will permit such connection if the System Owner’s or its Affiliate’s Gas gathered on the Connecting GGS is dedicated under the applicable Gathering Agreement. Except as set forth in the Anchor Shipper Gas Gathering Agreement or as approved by Supermajority Vote: (a) the fee charged on the Host System for Gas delivered from any Connecting GGS will be twenty-five percent (25%) of the in-effect Gathering Fee for the Host System plus one hundred percent (100%) of the compression fee for the Host System (if compression services are provided); (b) all such Gas will incur a proportionate share of any actual Fuel and Lost Gas for the entire System or Super-System; and (c) the Gas from the Connecting GGS will flow as Priority 2 gas as defined in the Anchor Shipper Gas Gathering Agreement. The System Owners initiating the connection of the Connecting GGS agree to inform the System Owners of the Host System of any operational information that could materially affect ongoing or future operations on the Host GGS.

5.9.                  Access.  Each System Owner, as far as it has the right to do so, does hereby convey to the Operator, and will cause its Affiliates to convey to the Operator, full rights of ingress and egress over and upon such party’s respective leaseholds and lands to the extent necessary to effectuate the reasonable purposes hereof, as long as Operator does not unreasonably interfere with such party’s operations contemplated by the underlying leases, and subject to all limitations set forth in the agreements and documents whereby System Owner or its Affiliates acquired its interest in such leaseholds and lands.

5.10.           No Conflict With Gathering Agreements.  Notwithstanding anything to the contrary in this Agreement, no System Owner may vote in such a way that would create a default by the Operator under a Gathering Agreement entered into in compliance with this Agreement.

6.                                                Operation of the AMI Midstream Assets.

6.1.                  Operator.  Subject to this paragraph and paragraphs 6.2 and 4.1.3, AMS, or its permitted assigns, will be the Operator for all AMI Midstream Assets. The Operator may resign upon written notice to the System Owners but such resignation will not be effective for sixty (60) calendar days unless a successor Operator has earlier assumed the Operator’s duties under this Agreement. If there is an Operator vacancy in any System(s) for any reason other than pursuant to paragraph 6.2, AMS, or the System Owner with the right to be Operator pursuant to paragraph 4.1.3, may designate: (a) any Affiliate of AMS or such System Owner as replacement Operator for such System(s) with consent of the System Owners, which consent cannot be withheld without reasonably showing that the proposed replacement Operator cannot technically or financially perform the duties required of the Operator under this Agreement; or (b) any Person that is not an Affiliate of AMS as replacement Operator for such System(s) upon approval by unanimous vote of all System Owners. Each Operator not already a party to this Agreement will execute a joinder to this Agreement.

6.2.                  Removal of Operator; Assurances.  The Non-Operating System Owners, acting on their own initiative, by unanimous vote, may:

6.2.1                remove and replace the Operator as soon as practicable if the Operator or the Operator’s ultimate parent entity: (a) makes any general assignment of substantially all of its assets for the benefit of creditors; (b) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or readjustment of debt under any law relating to insolvency (unless, in the case of a petition filed against Operator, such petition is dismissed within sixty (60) calendar days after the date of filing); or (c) has a trustee, liquidator or receiver appointed to take possession of substantially all of its assets, except where such appointment is discharged within thirty (30) calendar days after the date of appointment;

6.2.2                remove and replace the Operator as operator of those AMI Midstream Assets that are materially adversely affected by the Operator’s: (a) fraud, (b) willful misconduct, (c) consistent inability or failure to perform its obligations under this Agreement, or (d) consistent performance of its obligations hereunder in a grossly negligent manner; unless the matters in parts (c) and (d) above are cured by the Operator within thirty (30) calendar days after receipt of notice thereof; and

6.2.3                if reasonable and substantial grounds exist to question the financial responsibility, creditworthiness, or solvency of the Operator, demand that the Operator furnish reasonably satisfactory and adequate assurance of performance in a form and for a term as reasonably required by such System Owners, including, but not limited to, a standby irrevocable letter of credit, performance bond or guaranty by a creditworthy entity; and if the Operator fails to furnish such adequate assurance of performance or otherwise reasonably demonstrate that grounds do not exist to question the Operator’s financial condition within fifteen (15) Business Days after such request, remove and replace the Operator.

The Operator will not be removed until a successor Operator has been selected by the Non-Operating System Owners or as permitted by law. The Operator removed under this paragraph will take all reasonable action to assist with the transition to the new Operator.

6.3.                  Information.  The Operator will freely consult with the System Owners and Operating Committee and will advise on all matters arising during the construction, operation, maintenance, enlargement or alteration of the AMI Midstream Assets which the Operator, in the exercise of its best judgment, considers important, or for which a request is made by any System Owner. The Operator will promptly respond to questions and requests for information from the System Owners about such matters.

6.4.                  Duties.  The Operator, acting for the benefit and on behalf of the System Owners, and subject to the requirements and limitations specified elsewhere in this Agreement, will perform the acts and duties described below:

6.4.1                The Operator will participate in meetings of the Operating Committee and provide all information to the Operating Committee that is required by this Agreement.

6.4.2                The Operator will prepare and submit to the System Owners the Budgets and Project AFEs pursuant to paragraph 5.

6.4.3                The Operator will enter into agreements for: (a) construction of approved Projects; and (b) any other work necessitated by a permitted Capital Expenditure.

6.4.4                The Operator will construct, operate and maintain the AMI Midstream Assets in a good and workmanlike manner, and in accordance with prudent operating practices for the midstream business.

6.4.5                The Operator will not receive a fee for acting as operator but will be reimbursed for out-of-pocket costs associated with its performance under this Agreement in accordance with Exhibit “1.1.”

6.4.6                The Operator will be responsible for managing the marketing for the benefit of the System Owners of any excess capacity available on any AMI Midstream Assets in accordance with paragraph 8.

6.4.7                The Operator will keep and maintain an itemized record of the Joint Account of the System Owners and all operations of the AMI Midstream Assets. The Operator will furnish to the System Owners a monthly report of all expenditures made or incurred during the preceding month, together with any reasonable information required by the System Owners relating to said account or operations.

6.4.8                Within the following calendar month, the Operator will furnish a report to the System Owners of operations for the prior calendar month that includes the MCF & MMBTU quantity of Gas measured at the Receipt Points and the Delivery Points, the volume of Gas allocated to the Receipt Points corrected for Fuel and Lost Gas, and such other data and information as may be necessary for proper accounting and settlement between the System Owners.

6.4.9                The Operator will keep all real property, personal property, contracts and equipment of the AMI Midstream Assets and System Owners free and clear of all liens and encumbrances arising out of the operations hereunder.

6.4.10         The Operator will abide by and conform to all applicable laws, orders, rules and regulations made by duly constituted governmental authorities, and make all necessary reports to governmental authorities, and secure all necessary licenses and permits; provided, however, that nothing in this Agreement will be construed to require or permit the Operator or any System Owner to make filings with or make appearances before the Federal Energy Regulatory Commission or any successor governing body on behalf of any other System Owner.

6.4.11         The Operator will maintain a Health, Safety, and Environmental (“HSE”) program for the AMI Midstream Assets and all personnel involved therewith appropriate for the midstream industry in northern Pennsylvania, report all significant health, safety, and environmental issues, incidents, events and results of investigations undertaken to the Operating

Committee, and seek input from the Operating Committee for improvements thereto.

6.4.12         The Operator will supervise or conduct all other matters necessary to the full accomplishment of the purpose of this Agreement.

6.4.13         The Operator will provide for the abandonment of all or part of any System, in compliance with all applicable laws, orders, rules and regulations made by duly constituted governmental authorities, upon request and agreement of the Participating System Owners holding ninety percent (90%) or more of the System Ownership Interests in such System, and such abandonment will be considered an Operating Expense to be borne by all Participating System Owners in proportion to their respective System Ownership Interests, and such Operating Expense will not be subject to the limit in paragraph 5.5. The Operator will dispose of any remaining assets in accordance with the Accounting Procedure in Exhibit 1.1.

6.5.                  Employees.  The number of employees, contractors, consultants or agents, the selection of such employees, contractors, consultants or agents, the hours of labor and the compensation for services to be paid any and all such employees, contractors, consultants or agents will be determined by Operator in accordance with prudent operating practices for the midstream business in northern Pennsylvania. Such employees, contractors, consultants or agents may be the employees of Operator or may be contract employees.

6.6.                  Third Party Assets.  Except: (a) as prohibited by law; (b) in the case of an Emergency; or (c) for agreements that have an annual cost of less than $250,000.00; prior to the Operator’s executing any contract or other arrangement for the use of Midstream Assets within the AM1 that are not AM1 Midstream Assets, the Operator will submit a Ballot to the System Owners along with specific descriptions, plans, economics and reasonable details of the expenditures to be made for using third party midstream assets. Approval for capital expenditures associated with such agreements must be approved by Supermajority Vote in accordance with paragraph 18. Notwithstanding anything to the contrary in this Agreement each System Owner hereby approves the compression commitments described in Exhibit “6.6” that are currently in place.

7.                                                Distribution of Costs, Expenses and Revenue.

7.1.                  Expenses.  The Operator will pay all Capital Expenditures and Operating Expenses and will allocate the same to the System Owners in proportion to their System Ownership Interests and pursuant to the terms set out in the Accounting Procedure.

7.2.                  Payment.  If any System Owner fails to pay the Operator for its applicable proportionate share of Capital Expenditures and Operating Expenses within thirty

(30) calendar days after receipt of a bill or invoice for the same (the “Due Date”), the unpaid amounts that are not subject to a good faith dispute will bear interest at the rate provided for in paragraph 1.3 of the Accounting Procedure and the Operator will have the remedies provided in paragraph 9 of this Agreement.

7.3.                  Distributions.  The Operator will collect and distribute the revenue generated and received from the operation of the Systems to the System Owners on a pro rata basis in proportion to each System Owner’s System Ownership Interest in the Systems on a monthly basis within sixty (60) calendar days after the end of the applicable month. If the Operator fails to distribute any such revenues to any System Owner as provided herein, the unpaid amounts that are not subject to a good faith dispute will bear interest as provided for in paragraph 1.3 of the Accounting Procedure.

8.                                                Services Provided.

8.1.                  Gas Gathering Agreements.  The Operator, on behalf of all participating System Owners, will enter into gas gathering contracts or agreements with all parties supplying Gas to the System for the purpose of gathering and/or compressing, treating or processing Gas in the Systems operated by the Operator. Agreements for the gathering of Default System Owner Gas will be in the form of the Anchor Shipper Gathering Agreement. The Operator will discuss with and obtain approval from all Participating System Owners, which will not be unreasonably delayed or withheld, prior to implementing any changes thereunder for allocations or curtailment, except in the case of Emergency circumstances that preclude such discussion. The rights, interests and obligations of Operator as a party to any Gathering Agreements entered into hereunder will be owned and shared by the System Owners in proportion to their System Ownership Interests.

8.2.                  Gathering Fees.  For Default System Owner Gas, unless prohibited by applicable laws, rules or regulations, the Operator will charge the fees set forth in the Anchor Shipper Gathering Agreement and Operator will redetermine the gathering fee each year as set forth in the Anchor Shipper Gathering Agreement. For all Gas other than Default System Owner Gas, the Operator will set the gathering fee subject to approval by the Participating System Owners as provided in paragraph 8.4 below.

8.3.                  Fuel and Lost Gas Reimbursement.  If the Operator is obligated to pay and pays any FLG Reimbursement (as defined in the Anchor Shipper Gas Gathering Agreement), each Participating System Owner will reimburse the Operator for such Participating System Owner’s pro rata share of such FLG Reimbursement.

8.4.                  Third Party Gathering Agreements.  The Operator may enter into any Gathering Agreement with any third party shipper without the approval of the Participating System Owners if: (a) the committed Gas to be gathered is produced from acreage within existing Target System Boundaries; (b) the fixed gathering fee is not less than the then in-effect gathering fee and the compression fee is not less than the then in-effect compression fee charged under the Anchor Shipper Gathering Agreement at the time with each fee escalating by the Inflation Factor (as defined in the Third Party Gathering Agreement); (c) the gathering agreement is in the form of the Third Party Gathering Agreement; and (d) such agreement does not violate any terms of any Anchor Shipper Gathering Agreement. All other gathering agreements with third parties require approval by Supermajority Vote.

9.                                                Remedies for Nonpayment.

9.1.                  Lien of Operator.  Each System Owner hereby grants to the Operator a security interest and lien upon such System Owner’s System Ownership Interest, AMI Midstream Assets and interest in this Agreement to secure the payment of such System Owner’s proportionate share of Capital Expenditures, Operating Expenses and other costs and expenses incurred pursuant to this Agreement.

9.2.                  Remedies.  In the event of the failure of any System Owner to pay its share of the Capital Expenditures, Operating Expenses or other costs and expenses within thirty (30) calendar days after the due date as provided in the Accounting Procedure, the Operator may, at Operator’s sole option, take one or more of the following actions: (a) setoff against such past due amounts the proceeds from the revenue generated by the AMI Midstream Assets allocated to such delinquent System Owner (whether under this Agreement or the Gathering Agreements) and any other credit due to any such delinquent System Owner; or (b) enforce the lien granted in paragraph 9.1 above in any manner afforded by the laws of the State of Pennsylvania for the enforcement of a security interest, mortgage or other liens, or as otherwise provided in this Agreement. The Operator will apply all sums so collected first against the Operator’s costs of collection (including attorney fees), then to delinquent or unpaid Capital Expenditures, Operating Expenses and other expenses due from such System Owner, and the balance of such proceeds, if any, shall be paid to the System Owner or other person entitled thereto; and all sums so applied shall be considered as received from such delinquent System Owner. The rights granted to the Operator in this paragraph 9.2 will not be construed as exclusive remedies, but are in addition to all rights, privileges and remedies afforded to the Operator by other provisions of this Agreement and by law. The exercise of the rights granted in this paragraph 9.2 will not in any way affect the obligation of any delinquent System Owner to make tax or royalty payments.

9.3.                  Foreclosure.  In the event the Operator seeks to foreclose the lien provided for herein, the Operator will send notice of any public or private foreclosure sale to the other System Owners not less than ten (10) calendar days prior to such sale. The provisions of paragraph 12 will apply to any private foreclosure sale. If the Operator acquires the property or interest subject thereto at a foreclosure sale, or by other means, the Operator will offer the remaining System Owners the opportunity to purchase all of such acquired interest or property in their proportionate shares from the Operator at the Operator’s actual cost therein, plus any additional costs incurred by the Operator related to the foreclosure or the enforcement of this Agreement. The Operator will promptly submit to the remaining System Owners in writing a statement of the amount of its actual cost of such acquired interest or property and the System Owners will have a period of thirty (30) calendar days after receipt of such statement to pay such System Owner’s proportionate share; such proportionate share being the ratio that the percentage the System Ownership Interest of each remaining System Owner bears to the total System Ownership Interests of all remaining System Owners in the AMI Midstream Assets.

10.                                         Rights and Relationship of Parties.

10.1.           Inspection.  Each System Owner and its representatives duly authorized in writing will have the right during business hours to inspect the AMI Midstream Assets and all books and records relating to operation of the AMI Midstream Assets, as long as such actions do not materially interfere with the construction, installation, or operation of the AMI Midstream Assets. Any such inspection will be at the sole risk, cost and expense of the System Owner making or authorizing such inspection.

10.2.           Audit Rights.  Each System Owner that is not an Affiliate of the Operator will have the right to: (a) audit the Operator’s books and records relating to the revenues generated from the operation of the AMI Midstream Assets and any costs associated with the acquisition, development, construction or operation of any AMI Midstream Assets, including any Capital Expenditures and Operating Expenses and the costs of any Projects for any calendar year, within the twenty-four (24) month period following the end of any calendar year, provided that no more than one audit will be made each calendar year; and (b) request adjustments to the records described in part (a) of this paragraph as provided in the Accounting Procedures.

10.3.           Relationship of the Parties.  The System Owners intend that their ownership in the AMI Midstream Assets be as tenants in common. The rights, duties, obligations and liabilities of the System Owners will be several and not joint or collective. Except as provided in paragraph 11.4, nothing contained herein will ever be construed as creating a partnership of any kind, a joint venture, an association, a trust, or as imposing upon any or all of the Parties any partnership or fiduciary duty, obligation or liability. Each System Owner will be individually responsible only for its obligations, as set out in this Agreement. Whenever in this Agreement reference is made to operations for the joint account of the System Owners or to charges or credits to said joint account, or whenever similar language is used, the System Owners use such language merely as a convenient method of referring to the accounting necessary between them; and it is agreed that no such phraseology will ever be construed as creating any joint liability on the part of the System Owners for any obligations incurred under this Agreement, as setting apart or creating any fund or jointly-owned property for the satisfaction of any such obligation, or as creating a common fund for any other purpose.

11.                                         Insurance and Taxes.

11.1.           Insurance Costs.  The Operator will, at all times while operations are conducted hereunder, carry insurance for the Joint Account in accordance with paragraph 11.2 below. All costs of such insurance will be considered as Operating Expenses and will be chargeable to the Joint Account.

11.2.           Required Insurance.

11.2.1         As to all operations hereunder, the Operator will carry Worker’s Compensation and Employer’s Liability Insurance as required by the laws of the states in which the AMI Midstream Assets are located for the benefit of System Owners. If, under the laws of any such states, the Operator is authorized to be a self-insurer as to Worker’s Compensation and Employers’ Liability, the Operator may elect to be a self-insurer under such laws. In such event, the Operator will charge the Joint Account a premium equivalent not to exceed the amount determined by applying manual insurance rates determined by the Council of Petroleum Accountants Societies or applicable insurance carrier to Operator’s payroll. The Operator will not be required to carry any other insurance for the benefit of the System Owners for the joint account.

11.2.2         Each System Owner individually may acquire such insurance as it deems appropriate and such insurance will inure solely to the benefit of the System Owner procuring the same; provided that each such insurance policy will provide for a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against all other System Owners.

11.2.3         Each System Owner individually shall obtain and maintain the following minimum insurance coverage: (a) General/Excess Liability with a limit not less than $25,000,000; and (b) Pollution Legal Liability insurance with a limit not less than $25,000,000; provided that each such insurance policy will provide for a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against all other System Owners. System Owners may self-insure as follows:

(a)              Each of Statoil, AMS, Epsilon and any of their Affiliates, may elect to be a self-insurer of the insurance required by Section 11.2.3 by giving written notice to the Operator prior to the effective date of such self-insurance, and may remain a self-insurer only as long as such person or its ultimate parent company maintains a credit rating of a Credit-Worthy Assignee.

(b)              Any System Owner other than those listed in Section 11.2.3(a) above may be a self-insurer only if approved by Supermajority Vote and only as long as such System Owner maintains a credit rating of a Credit-Worthy Assignee.

11.2.4         The Operator will require all contractors performing work on the AMI Midstream Assets to carry the following minimum insurance coverage: (a) Workers’ Compensation and Employers Liability Insurance as required by the laws of the state where such AMI Midstream Assets are located; (b) Automobile Liability Insurance with a limit of not less than $1,000,000; (c) General/Excess Liability with a limit not less than $1,000,000; and (d) any other insurance as required by the Operator. All such contractors’ liability insurance policies will name System Owners as additional insureds and all policies will provide a waiver of subrogation in favor of the System Owners.

11.3.           Ad Valorem Taxes.  The Operator will prepare and file all necessary ad valorem tax and personal property tax renditions and returns with proper taxing authorities with respect to the AMI Midstream Assets or any part thereof, and the Operator will settle assessments arising therefrom. All such ad valorem and personal property taxes will be paid by the Operator and charged to the Joint Account on the basis set out in the Accounting Procedure. The Operator is hereby required to communicate to System Owners any disputed settlements.

11.4.           Tax Partnership.  The System Owners understand and agree that the arrangement and undertakings evidenced by this Agreement, taken together, result in a partnership (the “Tax Partnership”) for purposes of federal income taxation and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. For these purposes, the System Owners agree to be governed by the tax partnership provisions attached as Exhibit “11.4”, which are incorporated herein and made a part of this Agreement by this reference. For every purpose other than the above-described income tax purposes, however, the System Owners understand and agree that the liabilities of the System Owners shall be several, not joint or collective, and that each System Owner shall be solely responsible for its own obligations. In the event of any conflict or inconsistency between the terms and conditions of Exhibit “11.4” and the terms and conditions of this Agreement or any attachment or exhibit hereto, the terms and conditions of Exhibit “11.4” shall govern and control as between the System Owners at all times prior to termination thereof in accordance with its terms. If only one System Owner elects to participate in a System, such System will be excluded from the Tax Partnership and the provisions of Exhibit “11.4”.

12.                                         Transfer Restrictions.  Epsilon and its Affiliates are excluded from, and have none of the rights or obligations as a Selling Owner or System Owner under, this paragraph 12. Except as excluded by paragraph 12.3, a System Owner desiring to sell all or part of its interest in the AMI Midstream Assets (a “Selling Owner”) may not effect any transfer of any interest in AMI Midstream Assets to any Person (a “Transfer”) without full compliance with the following terms:

12.1.           Notice of Sale.  Prior to effecting a Transfer, the Selling Owner must deliver a written notice (the “Notice of Sale”) to the other System Owners. The Notice of Sale will include: (a) a statement of the Selling Owner’s bona fide intention to sell or transfer all or part of the Selling Owner’s interest in the AMI Midstream

Assets; (b) if known, the name and address of the prospective transferee (the “Buyer”); (c) the amount of the interest to be sold or transferred (the “Transferred Interest”); (d) the terms and conditions of the contemplated sale or transfer; (e) the purchase price, which must be expressed in cash equivalent, that the Buyer will pay; (f) the expected closing date of the transaction; and (g) such other information as the recipient of such notice may reasonably request, subject to the terms of any confidentiality agreements, to facilitate the decision whether or not to exercise the rights granted in this paragraph 12. The System Owners will keep the foregoing information confidential and will not disclose such information to any Person other than the System Owner’s agents used to analyze the terms of the proposed sale who are required to keep such information confidential.

12.2.           Option.  The Notice of Sale will constitute an irrevocable offer by the Selling Owner to sell to the other System Owners all, but not less than all, of the Transferred Interest to be sold to the Buyer, on the same terms and conditions stated in the Notice of Sale. The offer will remain open for a period of thirty (30) calendar days after delivery of the Notice of Sale. Within such thirty (30) day period, the other System Owners may individually elect to accept such offer by delivering to the Selling Owner written notice of their irrevocable election to accept such offer. If more than one System Owner elects to purchase the Transferred Interest, the amount of Transferred Interest to be purchased by each electing System Owner will be equal to such System Owner’s pro rata share based on the aggregate System Ownership Interests of the electing System Owners. If none of the other System Owners accept such offer within such thirty (30) day period, the Selling Owner will be free to sell or transfer the interest described in the Notice of Sale to the Buyer on the same or better (to the Selling Owner) material terms set forth in the Notice of Sale within ninety (90) calendar days after the expiration of such thirty (30) day period. If the sale to the Buyer is not so consummated, the terms of this paragraph 12 will again be applicable to any Transfer by the Selling Owner.

12.3.           Exempt Transfers.  Notwithstanding anything to the contrary herein the rights granted in this paragraph 12 will not apply: (a) in the event of a Transfer to an Affiliate; (b) to Transfers in conjunction with a sale of a corresponding portion of the System Owner’s or its Affiliate’s producing assets serviced by such AMI Midstream Assets; or (c) to the mortgage of or granting a security interest in AMI Midstream Assets or rights under this Agreement if the terms of such grant require the grantee to comply with the provisions of this paragraph 12.

12.4.           Change in Control.  If a proposed sale of direct or indirect equity interests in any System Owner would cause such System Owner to no longer be controlled by its Parent, such change in control will be deemed to be a Transfer by the System Owner of that percentage of its AMI Midstream Assets equal to the percentage of equity interest in such System Owner that the new controlling Person would own after the change in control and such Transfer will be subject to the provisions of this paragraph 12. For purposes hereof, (a) “control”, “controlled” and “controlling” mean owning, directly or indirectly, more than fifty percent (50%)

of the voting equity interests of a System Owner, and (b) “Parent” means the Person that controls such System Owner at the time it becomes a party to this Agreement and is not itself controlled by any other Person. The purchase price for such interest will be the fair market value of the interests (“Fair Market Value”) as determined below. If the System Owners do not agree as to the Fair Market Value within ten (10) calendar days after the election to purchase (the “Valuation Deadline”), then Fair Market Value will be determined by an independent appraiser (the “Independent Appraiser”) selected as follows. The Independent Appraiser will be the appraiser mutually acceptable to applicable System Owners. If such System Owners cannot agree on an acceptable appraiser within ten (10) calendar days after the Valuation Deadline, each will select an appraiser within fifteen (15) calendar days after the Valuation Deadline and those selected appraisers will select within twenty (20) calendar days after the Valuation Deadline an Independent Appraiser to determine the Fair Market Value. Such Independent Appraiser will be directed to determine the Fair Market Value as soon as practicable, but in no event later than thirty (30) calendar days from the date of the Independent Appraiser’s selection. The determination by an Independent Appraiser of Fair Market Value will be conclusive and binding on the System Owners and the purchase of the Selling Owner’s interest will close pursuant to paragraph 12.2 above. The costs of the Independent Appraiser will be borne equally by the System Owners participating in the sale.

13.                                         Addendum Agreement.  This Agreement is binding upon each System Owner and each transferee of any interest in the AMI Midstream Assets held by a System Owner. No sale or transfer of any interest in the AMI Midstream Assets by a System Owner will be valid or effective until the transferee agrees to assume the obligations of such System Owner under this Agreement, with respect to the interests acquired by it, and to be bound by the same terms and conditions that apply to such System Owner under this Agreement, by executing and delivering a written assumption agreement reasonably satisfactory in form and substance to the Operator and the other System Owners. Upon execution of such assumption agreement, the transferee will become a System Owner without any further consent or other act. If the transferee is a Credit-Worthy Assignee, the Selling Owner shall be released from liability for all obligations under this Agreement with respect to the Transferred Interest incurred both prior to and after the effective date of the Transfer.

14.                                         Area of Mutual Interest; Participation.  If a System Owner or its Affiliates acquire after the date hereof any interest within the AMI (a “Participation Interest”) in any assets or activity involving (a) gathering, treating, compressing or dehydrating Gas, (b) NGL extraction, processing or fractionation, or (c) any other activities involved in the development of Midstream Assets unless expressly excluded (together, “Midstream Activities”), such System Owner will offer such interest (expressly excluding assets or interests located outside the AMI, provided that nothing in this Agreement will prohibit such System Owner from offering for sale assets outside the AMI in an independent transaction) to the other System Owners in accordance with this paragraph 14. Solely for purposes of this paragraph 14, Participation Interest includes the right to earn an interest in any Midstream Activities under any agreement, and Midstream Activities do not include: (x) Gas transportation arrangements or commitments to third party gatherers of Gas, whether firm or interruptible; (y) any assets or contractual rights constructed or acquired by a System Owner or any of its Affiliates for the purpose of gathering Gas from wells in an area subsequently released from the gathering dedication pursuant to the terms of a Gathering Agreement; or (z) pipelines and related facilities that (i) are not connected to any System, (ii) either originate or terminate outside of the AMI, and (iii) do not gather Gas produced from within the AMI. Rental compression or rental equipment leased from an Affiliate of a System Owner is expressly excluded from the provisions of this paragraph.

14.1.           Offer of Participation.  The System Owner acquiring a Participation Interest will notify the other System Owners of such interest, stating in such notice a description of the interest or right acquired or to be acquired and the terms and conditions (including the purchase price and/or other acquisition consideration) upon which the acquisition can be made, with attached copies of the acquisition document as it pertains to such acquisition, any due diligence documents and other information in the possession of the acquiring System Owner reasonably necessary to evaluate the acquisition, subject to the terms of any confidentiality agreement, except that, to the extent the Midstream Activities are located within a System in which a System Owner elected not to participate, such non-participating System Owner will not be notified or offered the right to participate. During the thirty (30) day period after notice is delivered, the acquiring System Owner will deliver additional information requested by another System Owner that can reasonably be delivered by the acquiring System Owner prior to the expiration of such thirty (30) day period and is reasonably necessary to evaluate such acquisition.

14.2.           Right to Participate.  Each of the notified System Owners (excluding the non-participating System Owner as described in paragraph 14.1 above) will have the right to acquire its proportionate share equal to its System Ownership Interest of the interest or right described in the notice of acquisition if, within thirty (30) calendar days after the receipt of the notice of acquisition, it has notified the acquiring System Owner of its intent to participate in the acquisition. If within such thirty (30) day period, the acquiring System Owner has not received from any such notified System Owner written notice of election to participate, then such notified System Owner will have no further right to participate, and the interest or right described in the notice of acquisition may be acquired or retained by the acquiring System Owner and the System Owners joining in such acquisition will be free of all further rights by the non-participating System Owner, if the acquisition is made substantially upon the terms and conditions set forth in the notice of acquisition. If within the thirty (30) day period provided above for election, such notified System Owner elects to participate in the acquisition, its notice of election will constitute its binding and irrevocable agreement to pay and/or discharge its proportionate share of the costs and/or obligations of acquisition in accordance with the terms set forth in the notice of acquisition and subject to all existing agreements and obligations with respect to the acquired Midstream Activities. Any necessary payment will be made within thirty (30) calendar days of making the election to participate (or the closing date of the acquisition, if it occurs later), and the acquiring System Owner will deliver an assignment to the participating System Owners within fifteen (15) calendar days after payment subject to the terms of paragraph 5.7.

14.3.           Merger.  In the event that the acquisition of such Participation Interest is part of a merger, purchase or transfer of stock, ownership interest or substantially all of the assets of an entity and a separate value for the Participation Interest is not readily identifiable, the purchase price for such Participation Interest shall be the Fair Market Value as determined in paragraph 12.4.

15.                                         Dispute Resolution Procedures.  The System Owners and the Operator will first attempt in good faith to negotiate resolution of any dispute, claim, counterclaim, demand, cause of action, controversy and other matter in question associated with, arising out of or relating to this Agreement (a “Dispute”) within fifteen (15) Business Days after written notice of such Dispute by any Party, by discussions between senior managers. If resolution is not reached during such time, unless otherwise agreed to by the System Owners, any Dispute must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). If there is any inconsistency between this paragraph 15 and the Commercial Arbitration Rules, the terms of this paragraph 15 shall control the rights and obligations of the Parties.

15.1.           If there is more than one Dispute that involves the same Parties as the Parties with respect to which arbitration has been initiated pursuant to this Agreement, such Disputes may be consolidated into the first initiated arbitration pursuant to this Agreement; provided that the arbitral tribunal for the first initiated arbitration determines that: (a) the new dispute presents significant issues of law or fact common with those in the first initiated arbitration, (b) no Party would be unduly prejudiced, and (c) consolidation under these circumstances would not result in undue delay for the first initiated arbitration.

15.2.           Arbitration may be initiated by a Party serving written notice (“Claimant”) on the other Party (“Respondent”) that the Claimant has referred the Dispute to binding arbitration pursuant to this paragraph 15. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto. Respondent shall respond to Claimant within thirty (30) calendar days after receipt of Claimant’s notice initiating binding arbitration and the Parties will mutually appoint an arbitrator within sixty (60) days after Claimant’s original notice. The arbitrator must be a neutral Person who has never been an officer, director or employee of the Claimant or Respondent or any Affiliate of either. Unless Claimant and Respondent agree otherwise, the arbitrator must have not less than seven (7) years of experience in the energy industry with experience in exploration, production and pipeline gathering issues. If the Claimant and Respondent are unable to agree on an arbitrator within such time, then an arbitrator will be selected by the AAA with due regard given to the selection criteria above and input from the Claimant and Respondent. The Claimant and Respondent will request that the AAA to select the arbitrator not later than ninety (90) calendar days from initiation of arbitration. In the event the AAA should fail to select the arbitrator within such time, then either Claimant or Respondent may petition the Chief United States District Judge for the Northern District of Texas to select the arbitrator. Due regard shall be given to the selection criteria above and input from the Claimant and Respondent.

15.3.           Subject to paragraph 15.4, Claimant and Respondent shall each pay one-half of the compensation and expenses of the arbitrator.

15.4.           The hearing shall be conducted in Dallas, Texas, and commence within thirty (30) calendar days after the selection of the arbitrator. Where information necessary to resolve the Dispute is solely within the possession of either Claimant or Respondent, the arbitrator shall allow reasonable discovery necessary for the other Party to obtain the documents or information necessary to present its position. The arbitrator may allow, in the interest of time and efficiency, that the hearing be based on position papers, documents, and prepared testimony, in lieu of a live hearing. The Claimant, Respondent and arbitrator shall proceed diligently in order that the award may be made as promptly as possible. The arbitrator shall determine the Disputes and render a final award on or before thirty (30) calendar days following the completion of the hearing. The arbitrator’s decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party, including reasonable attorneys’ fees.

15.5.           All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms hereof shall not create or limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief.

15.6.           A Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. The decision of the arbitrator shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrator’s decisions. The arbitrator may not grant or award indirect, incidental, special, consequential, punitive or exemplary damages or damages for lost profits, except for such claims by third parties for which indemnification is owed under paragraph 16, even if such are available under the governing law and even if a court would otherwise be empowered to avoid this limitation on damages to make such an award.

15.7.           Notwithstanding anything in this paragraph 15 to the contrary, if any Party is sued in a court of competent jurisdiction by a third-party on an obligation for which indemnity is owed by another Party under this Agreement, then that Party may enforce the indemnity against the other Party by third-party complaint or its procedural equivalent in the same court without the obligation of seeking arbitration under this paragraph 15.

16.                                         Indemnities and Liabilities.  Each System Owner, to the extent of its System Ownership Interest, will be responsible for any claims, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action, obligations, costs, judgments or amounts of any kind or character, including, without limitation, claims for indirect, special, incidental, consequential or punitive damages brought by third-parties, arising from or related to the construction, ownership or operation of the AMI Midstream Assets (hereafter referred to as “Claims”), and will defend, release, indemnify and hold the other System Owners harmless from its proportionate share of any such Claims, provided, however, that in no event shall any Party that is not the Operator be responsible for any Claim arising from damage to the AMI Midstream Assets or from any other matter that occurred prior to the effective date of this Agreement for such Party as set forth in the initial paragraph of this Agreement. Notwithstanding the foregoing, to the extent any Claims result from the gross negligence or willful misconduct of a particular System Owner, such System Owner will not be indemnified pursuant to the previous sentence and will be solely responsible for the payment of such Claim. In addition, each System Owner will release, indemnify and hold the Operator, its Affiliates, and its directors, agents, representatives and employees, harmless from any Claims arising from or related to the Operator’s construction, ownership or operation of the AMI Midstream Assets, including, without limitation, the Operator’s actual costs of attorney fees and settlement expenditures in connection with any Claim, except to the extent caused by the Operator’s gross negligence, willful misconduct, intentional violation of applicable law or Operator’s breach of its obligations under this Agreement. Notwithstanding the foregoing, the Operator will defend, release, indemnify and hold the System Owners harmless from any liabilities, damages, suits, claims and judgments of any nature, including reasonable attorneys’ fees and expenses (“Employee Claims”) brought by any employee of the Operator or its affiliates arising in connection with the performance of the services of the Operator under this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY FOR THAT PARTY’S OWN INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, TORT, OR OTHERWISE. In the event one or more third parties brings a Claim against two or more System Owners, and such Claim is not subject to the indemnification provisions of this paragraph 16, then the System Owners shall enter into a joint defense agreement, under terms and conditions that are acceptable to each System Owner, for the joint defense of the Claim.

17.                                         Anti-Corruption and Facilitation Payments.  In implementing the requirements of this Agreement, the Parties agree to use reasonable endeavors to comply with, and to use reasonable endeavors to procure that relevant third parties used for fulfilling the Parties’ respective obligations under the Agreement comply with, all laws, rules, regulations, decrees or official governmental orders prohibiting bribery, corruption and money laundering. All financial settlements, billings and reports in connection with the Agreement shall properly reflect the facts related to any activities and transactions handled for the account of the other Party.

18.                                         Voting Procedure.  Unless another procedure is expressly set out in this Agreement, the voting procedure for any matter in this Agreement that requires approval by Supermajority Vote will be as set forth in this paragraph. A request for a vote on any matter contemplated by this Agreement may be initiated in writing by the Operator or any System Owner. Operator will submit a Ballot for such matter and any available related documents to all System Owners eligible to vote on such matter. Each System Owner will, within ten (10) Business Days after receipt of the Ballot (unless a different response period is specifically provided for herein), mark its vote, execute the Ballot and return the Ballot (or other written notice of the vote signed by an Authorized Voter) to the Operator. If a System Owner fails to return the Ballot within such ten (10) day period, the System Owner will be deemed to have voted in favor of the matter in the Ballot and the Operator will send written notice of the deemed affirmative vote to such System Owner. The System Owner will have five (5) Business Days after receipt of the notice to revoke such deemed affirmative vote by written notice to the Operator. If the System Owner does not revoke the deemed affirmative vote within such time, the affirmative vote will be irrevocable. When a matter requiring Supermajority Vote is approved by Supermajority Vote, the matter is binding on all System Owners.

19.                                         Miscellaneous.

19.1.           Time.  Time is of the essence of this Agreement.

19.2.           Force Majeure.  Except for obligations to make payments of money due under this Agreement, none of the System Owners nor the Operator will be liable for any failure to perform the terms of this Agreement when such failure is due to and during the duration of a “force majeure”, as hereinafter defined, provided that any Party claiming “force majeure” which results in a substantial failure of performance will give the other affected Parties prompt written notice thereof. The term “force majeure”, as employed in this Agreement, will mean acts of God, strikes, lockouts, industrial disturbances, civil disturbances, arrests, restraint from rulers and people, interruptions by government or court orders or decisions, present and future orders or decisions of any regulatory body having proper jurisdiction, governmental delays, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure rights of way, inability to secure labor or materials (including inability to secure materials as a result of allocations promulgated by authorized governmental agencies) despite commercially reasonable efforts, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, partial or entire failure of gas supply, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming “force majeure”. Each Party claiming a force majeure shall use reasonable efforts to remove same. However, nothing contained herein will be construed as requiring any Party to settle a labor dispute against its will. Each of the Parties shall bear its own costs arising from an incident of force majeure affecting any of the Parties.

19.3.           Notices.  Any notice, demand or communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given and received (a) when delivered personally, (b) on the date of delivery when delivered prior to 5:00 p.m. local time on a Business Day by facsimile, otherwise on the following Business Day, (c) on the Business Day following the day sent by overnight courier, or (d) on the third (3rd) Business Day following the day sent by certified mail, postage and charges prepaid, in each case, directed to the following addresses or to such other or additional addresses as any Party might designate by written notice to the other Party:

To AMS:                                                                            Appalachia Midstream Services, L.L.C.

6100 North Western

Oklahoma City, OK 73118

Attention: Walter Bennett, Vice President — Operations

Phone: (405) 935-3686

Fax: (405) 849-3686

With a copy to:

Appalachia Midstream Services, L.L.C.

6100 North Western

Oklahoma City, OK 73118

Attention: Regina Gregory, Lead Counsel

Phone: (405) 935-2143

Fax: (405) 849-2143

To Epsilon:                                                                Epsilon Midstream LLC

10700 North Freeway, Suite 930

Houston, TX 77037

Attention: Ramik Arandjelovic

Phone: (281) 670-0002

Fax: (281) 668-0985

To Statoil:                                                                     Statoil Pipelines, LLC

Attention: Contracts Department

120 Long Ridge Road

Suite 3E01

Stamford, CT 06902

Phone: (203) 978-6900

Fax: (203) 978-6952

With a copy to:

Statoil Pipelines, LLC
Attention: President
120 Long Ridge Road
Suite 3E01

Stamford, CT 06902
Phone: (203) 978-6900

Fax: (203) 978-6952

19.4.                Effective Date and Term.  This Agreement will be effective as of the dates set forth in the first paragraph of this Agreement and will continue in full force and effect with respect to AMI Midstream Assets constructed or acquired hereunder, and any expansions or extensions thereof, for as long as such assets remain operational unless earlier terminated by the vote of the System Owners owning ninety percent (90%) of the System Ownership.

19.5.                Headings.  The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

19.6.                Entire Agreement.  This Agreement, the Anchor Shipper Gas Gathering Agreements and all agreements executed in connection with either of the foregoing constitute the entire agreement among the Parties and no waiver, representation, or agreement, oral or otherwise, will affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the Parties.

19.7.                Assignment.  Subject to paragraph 13 and except as authorized by paragraph 12, it is agreed that a Party may not assign such Party’s rights or delegate such Party’s duties under this Agreement without the prior express written consent of the other Parties, which consent will not be unreasonably denied or delayed.

19.8.                Amendment.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the System Owners owning ninety percent (90%) of the System Ownership Interests, unless another procedure for modification of a provision of this Agreement or the Exhibits hereto is specifically authorized by this Agreement.

19.9.                Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

19.10.         Governing Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, regardless of any applicable principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply.

19.11.         Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

19.12.         Counterpart Execution.  This Agreement may be executed in counterparts, including by facsimile, each of which will be deemed an original document but all of which will constitute a single document.

19.13.         Supersession.  This Agreement supersedes and replaces the Statoil-AMS Agreement to the extent the Statoil-AMS Agreement applies to the AMI. This Agreement supersedes and replaces the Interim Agreement to the extent this Agreement covers the same subject matter as the Interim Agreement.

[Signature Pages Follow]

SIGNATURE PAGE TO
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND
OPERATION OF MIDSTREAM ASSETS IN AMI AREA D
OF NORTHERN PENNSYLVANIA

IN WITNESS WHEREOF, this Agreement has been executed effective the date first above written.

APPALACHIA MIDSTREAM SERVICES, L.L.C., an Oklahoma limited liability company

By:	/s/ J. Mike Stice	MDM
Name:	J. Mike Stice
Title:	President and Chief Operating Officer

SIGNATURE PAGE TO
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND
OPERATION OF MIDSTREAM ASSETS IN AMI AREA D
OF NORTHERN PENNSYLVANIA

IN WITNESS WHEREOF, this Agreement has been executed effective the date first above written.

STATOIL PIPELINES, LLC, a Delaware limited liability company

By:	/s/ Jens Økland
Name:	Jens Økland
Title:	President

SIGNATURE PAGE TO
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND
OPERATION OF MIDSTREAM ASSETS IN AMI AREA D
OF NORTHERN PENNSYLVANIA

IN WITNESS WHEREOF, this Agreement has been executed effective the date first above written.

EPSILON MIDSTREAM LLC, a Pennsylvania limited liability company

By:	/s/ Ramik Arandjelovic
Name:	Ramik Arandjelovic
Title:	Chief Operating Officer

List of Exhibits

Exhibit “1.1” -              Accounting Procedure

Exhibit “1.4” -              AMI Map

Exhibit “1.5” -              Systems and System Ownership

Exhibit “1.6” -              Anchor Shipper Gathering Agreement

Exhibit “1.7” -              Form of Ballot

Exhibit “1.44”-             Third Party Gathering Agreement

Exhibit “4.2” -              Target System Boundaries

Exhibit “4.5” -              Super-Systems

Exhibit “5.2” -              Approved Project AFEs

Exhibit “5.7” -              Memorandum of Beneficial Interest

Exhibit “6.6” -              Approved Compression Commitments

Exhibit “11.4” -            Tax Partnership Terms

EXHIBIT “1.1”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

ACCOUNTING PROCEDURE

1.                                      General Provisions.

1.1                               Definitions.

“Joint Property” shall mean the real and personal, tangible and intangible property subject to the Agreement.

“Joint Operations” shall mean all operations necessary or proper for the construction, development, expansion, operations, protection, maintenance and abandonment of the Joint Property.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

“Operator” shall have the meaning assigned to such term in the Agreement.

“Parties” shall mean Operator and System Owners (as defined in the Agreement).

“Gathering System” means the AMI Midstream Assets as defined in the Agreement.

“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees associated with activities directly related to the Joint Property and charged in accordance with Operator’s policies and procedures and prudent operating practices.

“Material” shall mean personal property, equipment or supplies acquired or held for uses directly related to the Joint Property.

“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Societies.

1

1.2                               Statements and Billings. Operator shall bill System Owners on or before the last day of each month for their proportionate share (as set forth in the Agreement) of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the gathering systems, and all charges and credits summarized by appropriate classifications of investment and expense, except that items of unusual charges and credits shall be separately identified and fully described in detail.

1.3                               Advances and Payments by System Owners.

1.3.1                     The Operator may require the System Owners to advance their share of estimated cash outlay for the succeeding month’s approved capital expenditures within thirty (30) days after receipt of the billing or by the first day of the month to which the cash outlay is made, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the System Owners.

1.3.2                     Each System Owner shall pay its proportionate share of all bills within thirty (30) days after receipt. If a System Owner disputes a specific portion of a bill, the System Owner will notify Operator of the disputed item and pay the undisputed portion of the bill. System Owner shall be afforded thirty (30) additional days thereafter to pay or work with the Operator in good faith to settle such dispute. If such amount is not then paid or mutual agreement reached to extend review of the dispute, the rights and remedies of the Parties shall be governed and controlled by the Agreement. If payment is not received by the Operator within such time, the unpaid balance shall bear interest at the annual rate equal to the lesser of: (a) the United States national prime rate of interest published in the Eastern edition of The Wall Street Journal on the first day of the month in which delinquency occurs plus six percent (6%), or (b) the maximum contract rate permitted by the applicable usury laws in the state of Texas, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

1.4                               Adjustments. Payment of any bills shall not prejudice the right of any System Owner to protest or question the correctness thereof; provided, however, all bills and statements rendered to System Owners by Operator for Operating Expenses (as defined in the Agreement) incurred during any calendar year or for Capital Expenditures (as defined in the Agreement) relating to Projects (as defined in the Agreement) that are completed during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such calendar year, unless within the said twenty-four (24) month period a System Owner takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory as provided for in paragraph 4 of this Accounting Procedure.

1.5                               Audits.

1.5.1                     A System Owner, upon notice in writing to Operator and all other System Owners, if any, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall

2

not extend the time for the taking of written exception to and the adjustments of accounts as provided for in paragraph 1.4 above. Where there are two or more System Owners, the System Owners shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the System Owner audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those System Owners approving such audit.

1.5.2                     The Operator shall reply in writing to an audit report within one hundred and twenty (120) days after receipt of such report. Failure to respond to an exception with substantive information on denials within such time will result in the Operator paying interest on that exception, if ultimately granted, from the receipt date of the audit report. The interest rate charged will be the same as stated in paragraph 1.3.2 above.

1.6                               Approval by System Owners. Where an approval or other agreement of the Parties or System Owners is expressly required under other sections of this Accounting Procedure and if the Agreement contains no contrary provisions in regard thereto, Operator shall notify all System Owners of the Operator’s proposal, and the agreement or approval of a Supermajority of the System Ownership (as defined in the Agreement).

2.                                      Direct Charges. Operator shall charge the Joint Account with the following items:

2.1                               Ecological and Environmental. Costs incurred directly related to the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.2                               Labor.

2.2.1                     The following salaries and wages:

(a)                                 Salaries and wages of Operator’s field employees, including supervisors, directly related to the Joint Property in the conduct of Joint Operations, shall be established at levels reflecting reasonable rates in effect in the northern Pennsylvania area. Such salaries and wages shall be apportioned based on the relative time spent by such employees on Joint Operations.

(b)                                 Salaries and wages of Technical Employees, including supervisors, directly related to the Joint Property, shall be established at levels reflecting reasonable rates in effect in the northern Pennsylvania area. Such salaries and wages shall be apportioned based on the relative time spent by such employees on Joint Operations.

2.2.2                     Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are

3

chargeable to the Joint Account under paragraph 2.2.1. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under paragraph 2.2.1. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

2.2.3                   Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under paragraph 2.2.1.

2.2.4                   Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under paragraph 2.2.1. Such expenses must be reasonable and customary for operations in the northern Pennsylvania area.

2.3                               General and Administrative Fees.

2.3.1 General and Administrative Fee During Construction, Installation or Expansion of AMI Midstream Assets (“Capital G&A Fee”). To compensate Operator for overhead costs incurred in the construction and installation of fixed asset, the expansion of fixed assets, and any other Project clearly discernible as a fixed asset required for the development and operation of the Gathering System, Operator shall charge the Joint Account 1.4% of the Total Cost for overhead costs incurred. “Total Costs” shall mean the gross actually incurred cost of any one Project. Operator shall have the right, at its option, to perform any part of the actual construction work itself and to place operation personnel on the job site for training and instruction prior to the time the Joint Property commences operation, and the cost thereof shall be considered as actual costs and shall not be covered by said administrative fee, provided however that the costs of the construction and operations performed by Operator and credited to the Joint Account will be representative of the market rate for similar services if provided by an unaffiliated third party.

2.3.2 General and Administrative Fee Upon Commencement of Operations (“Operating G&A Fee”). For calendar year 2010, Operator shall charge Gathering System operations an Operating G&A Fee of $0.02565 per MMBtu of gas received at the Receipt Points. Such Operating G&A Fee shall be in lieu of charges for the warehousing costs, costs and expenses of all centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety, environmental, information technology, human resources, credit, payroll, internal audit, tax compliance, regulatory, marketing, corporate offices, and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under paragraph 2.2.1. The cost and expense of services from outside sources in connection with matters of taxation, traffic, the accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this paragraph, unless such cost and expense are agreed to by the Parties for direct charges to Joint Account.

4

The Operating G&A Fee, upon commencement of operations, shall be adjusted on an annual basis commencing January 1, 2011, and each January 1 thereafter, in proportion to the average percentage change for the twelve (12) month period ending June 30 of the preceding calendar year, using the column titled “Annual Average”, or its equivalent, in the Consumer Price Index - All Urban Consumers as published by the United States Department of Labor Bureau of Labor Statistics (“CPI Index”). In no event will the adjustment result in a decrease of the Operating G&A Fee. If the CPI Index ceases to be published, the System Owners shall mutually agree to an alternative price index reasonably similar to the CPI Index.

2.3.3 General and Administrative Fees for Single Events. To compensate the Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil or gas spill, blowup, explosion, fire, storm, tornado, or other catastrophes as agreed to by the Parties that is not a result of Operator’s negligence or willful misconduct or intentional violation of applicable law or breach of this Agreement, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account 1.4% of total costs, related to the event for overhead costs incurred. Expenditures subject to the overhead rates above will not be reduced by insurance recoveries and not other overhead provisions of this paragraph shall apply.

2.3.4 Adjustments to G&A Fees. The administrative fees and overhead rates provided for in this paragraph may be amended from time to time only by approval of a Supermajority Vote if, in practice, the rates are found to be insufficient or excessive.

2.4                               Employee Benefits. Operator’s current costs of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature applicable to Operator’s labor costs chargeable to the Joint Account under paragraph 2.2.1 shall be either (1) Operator’s actual costs or (2) by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under paragraph 2.2.1 Regardless of the method employed, charges for employee benefits are not to exceed the percent most recently recommended by the Council of Petroleum Accountants Society. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

2.5                               Material. Material purchased or furnished by Operator for use on the Joint Property as provided under paragraph 3. Only Material purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations will be charged. The accumulation of surplus stocks shall be minimized at all times.

2.6                               Services. The cost of contract services, equipment and utilities provided by outside sources, and the cost of professional consultant services and contract services of

5

technical personnel directly related to the Joint Property shall be chargeable to the Joint Account. The cost of engineering, design, and drafting services related to any Project that is or will become Joint Property by third party professional consultants shall be chargeable to the Joint Account. All other cost of professional consultant services or contract services of technical personnel not directly related to the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

2.7                               Equipment and Facilities Furnished By Operator. Operator shall charge the Joint Account for use of Operator owned equipment and facilities (other than Material) at rates commensurate with the commercial rates currently prevailing in the immediate area of the Joint Property.

2.8                               Damages and Losses to Joint Property. All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s negligence or willful misconduct or intentional violation of applicable law or breach of the Agreement. Operator shall furnish System Owners written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

2.9                               Legal Expense. Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the Agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator’s legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of paragraph 2 unless otherwise agreed to by the Parties. Operator may settle any single uninsured third party damage claim or suit arising from operations, on behalf of the Joint Property, hereunder if the expenditure does not exceed $100,000. If the amount required for the settlement exceeds the above amount, Operator must obtain the written consent to settle of all Parties. If the consent to settle is not received from all Parties then the Parties shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator.

2.10                        Taxes. All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom (other than income, net profits, franchise and similar taxes assessed on the income of the System Owner or their affiliates), and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each Party’s ownership interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each Party’s ownership interest.

2.11                        Insurance. Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers’ Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost, not

6

to exceed the rates determined by the Council of Petroleum Accountants Societies or applicable insurance carrier.

2.12                        Abandonment and Reclamation. Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

2.13                        Communications. Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities to the extent directly serving the Joint Property.

2.14                        Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions of this paragraph 2 and which is of direct benefit to the Joint Property and is incurred onsite by the Operator in the necessary and proper conduct of the Joint Operations, except as specifically limited in the Agreement.

3.                                      Pricing of Joint Account Material Purchases, Transfers and Dispositions. Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator will endeavor to obtain the best prices when purchasing and disposing of Material. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or a System Owner at fair market value, division in kind, or sale to outside third parties. Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

3.1                               Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided prior written notice is furnished to System Owners of the proposed charge prior to billing System Owners for such Material. Each System Owner shall have the right, by so electing and notifying Operator within ten (10) days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator. Operator may provide Material at the current prevailing prices in the immediate area of the Joint Property.

3.2                               Transfers and Dispositions: Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis, after deduction of all discounts received:

A. New Material (Condition A)

At Operator’s election, to be made one time for the duration of this Agreement, Operator will consistently price new Material using either (1) the current replacement cost, in effect at date of movement, as provided by a reliable supply store nearest the Joint Property, or point of manufacture, or (2) Operator’s average cost of all identical material, in effect for the month at the time of movement, plus transportation costs, if applicable.

7

At Operator’s election, to be made one time for the duration of this Agreement, Operator will consistently price unused new Material moved from the Joint Property using either (1) the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, or (2) the Average Cost plus transportation costs, if applicable.

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)                                 Material moved to the Joint Property shall be priced at seventy-five percent (75%) of the current new price, as determined in paragraph 3.2 A(1).

(2)                                 Material used on or moved from the Joint Property:

(a)                  At seventy-five percent (75%) of current new price, as determined by paragraph 3.2 A(1), if Material was originally charged to the Joint Account as new Material or

(b)         At sixty-five percent (65%) of current new price as determined by paragraph 3.2 A(1), if Material was originally charged to the Joint Account as used Material.

C. Other Used Material

(1)                                 Condition C — Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced a fifty percent (50%) of current new price as determined by paragraph 3.2 A(1). The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed seventy-five percent (75%) of the current new price, as determined in paragraph 3.2 A(1). Operator shall for Condition C material notify System Owners of the plan to dispose of the material and price at which the Material will be offered for sale. For twenty (20) days following Operator’s delivery of such notice, System Owners will have the option to purchase such Material at the offering price. If Operator does not receive written notice of System Owners exercise of such option accompanied with the funds to purchase the Material within twenty (20) days after notifying System Owner of the plan to dispose of such Material, the System Owners shall be deemed to have consented to such sale to a third party or Operator may proceed with the sale thereof.

(2)                                 Condition D — Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D

8

Material under procedures normally used by Operator without prior approval of System Owners.

(3)                                 Condition E - Junk shall be priced at prevailing prices in the area. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of System Owners.

D. Pricing Conditions — Material involving erection costs shall be at applicable percentage of the current knocked-down price of new material.

E. All C, D, or E Condition Material movement to any Joint Property requires approval of System Owners.

F. The Operator may, without further approval, dispose of an aggregate amount of $100,000 of Material in each calendar year and credit the Joint Account.

3.3                               No Warranty. Operator makes no warranties regarding the Material furnished, including, without limitation, implied warranties of merchantability or fitness for a particular purpose. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

4.                                      Inventories. The Operator shall maintain inventory records of all Joint Account Controllable Material.

4.1                               Periodic Inventories, Notice and Representation. At reasonable intervals, but not more frequently than once per year, Operator will conduct an inventory of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that System Owners may be represented when any inventory is taken. Failure of System Owners to be represented at an inventory shall bind System Owners to accept the inventory taken by Operator.

4.2                               Reconciliation and Adjustment of Inventories. Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within ninety (90) days following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but Operator shall be held accountable only for shortages due to lack of reasonable diligence.

4.3                               Special Inventories. Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the Party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be bound by such inventory. In cases involving a change of Operator, all Parties shall be bound by such inventory.

4.4                               Expense of Conducting Inventories.

4.4.1 The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

9

4.4.2 The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

5.                                      Other Accounting Procedures — Unless otherwise provided in the Accounting Procedure, accounting with respect to Joint Operations will be done in accordance with accounting procedures recommended by the Council of Petroleum Accountants Society.

10

EXHIBIT“1.4”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

AMI MAP

See Attached Map

OWEGO
APOLACON
CHOCONUT
SILVER LAKE
LIBERTY
Snake Creek
WARREN
WINDHAM
FRIENDSVILLE
FRANKLIN
FOREST LAKE
MIDDLETOWN
Vet
Davis
Sam
Williams
ORWELL
PIKE
East
Pennsylvania
Holbrook
NEW MILFORD
Lake
Grove
Montrose
BRIDGEWATER
Herrickville
Bowling
Herrickville
Le Raysville
HERRICK
STEVENS
BROOKLYN
DIMOCK
Spring Hill
Crow Hill
Bell
Park
TUSCARORA
Carter
White
Pond
White Pond
WYALUSING
Spring Hill
Taylor
SPRINGVILLE
LATHROP
TERRY
Grand Army of the Republic
BRAINTRIM
MESHOPPEN
River
Hill
LEMON
NICHOLSON
WILMOT
WINDHAM
Mehoopany
WASHINGTON
CLINTON
467
1028
4017
167
267
29
706
409
706
3005
367
6
187
4015
4002
92
N
S
W
E
0
1
2
4
Miles
Legend
3 Party AMI
Exhibit 1.4
AMI Map

EXHIBIT “1.5”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

SYSTEMS AND SYSTEM OWNERSHIP

See Attached Table

EXHIBIT 1.5 - SYSTEMS & SYSTEMS OWNERSHIP

System Name	Counties	AMS	Statoil	Epsilon	Total
Auburn GGS	Susquehanna, PA	43.875%	21.125%	35.000%	100.000%
Stone House GGS	Susquehanna, PA	43.875%	21.125%	35.000%	100.000%

Exhibit 1.6. Anchor Shipper Gas Gathering Agreement

[incorporated from Exhibit 10.9 to this Registration Statement]

EXHIBIT “1.7”
to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

BALLOT

This Ballot is delivered to the System Owner referenced below pursuant to the Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area D of Northern Pennsylvania among Statoil Pipelines, LLC, Appalachia Midstream Services, L.L.C., and Epsilon Midstream LLC (the “Agreement”).

Project AFE Reference Number:                                         (if applicable)

Description of Project or proposal:

Please execute this Ballot in the appropriate box below indicating approval or disapproval of the Project AFE or proposal.

YES, the undersigned APPROVES the Project AFE or proposal described above.	NO, the undersigned DOES NOT APPROVE the Project AFE or proposal described above.

System Owner:	System Owner:

By:	By:

Name:	Name:

Title:	Title:

You must return this completed Ballot (or other written notice of your vote) to the Operator within thirty (30) days after receipt of a System Proposal or ten (10) business days after receipt of the Project AFE or proposal referenced above. If you fail to deliver a timely vote to the Operator, you will be deemed to have voted in favor of the Project AFE or proposal described above, subject to the terms of the Agreement.

Return signed ballot by email, fax or mail to:

Appalachia Midstream Services, L.L.C., Operator

Attn: Michael Wright — Engineering Technician

6100 N Western Ave.

Oklahoma City, Oklahoma 73118

Phone: (405) 935-1465

Fax: (405) 849-1465

Email: michael.wright@chk.com

1

EXHIBIT “1.44”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

THIRD PARTY GATHERING AGREEMENT

See Attached Agreement

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (the “Agreement”) is effective                    (“Effective Date”) by and between APPALACHIA MIDSTREAM SERVICES, L.L.C. (“Gatherer”), and              (“Shipper”), and              (“Producer”). Gatherer and Shipper may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Producer owns and/or controls interests in Wells in the Dedicated Area and has either sold or assigned the right to market Gas produced from such Wells to Shipper;

WHEREAS, Gatherer is operator of certain gas gathering systems in and around the Dedicated Area on behalf of the owners of such systems, who are currently                              , and their successors and assigns; and

WHEREAS, Gatherer, Shipper and Producer desire to enter into this Agreement for the gathering of Shipper’s Gas on the Systems.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby confessed and acknowledged), the Parties agree as follows:

1.                                      Definitions. Unless otherwise specifically provided, the following terms and their respective meanings will apply throughout this Agreement.

1.1                               “Agreement” means this Gas Gathering Agreement and any attachments, exhibits, supplements, modifications, special provisions, or amendments thereto.

1.2                               “British Thermal Unit” (sometimes herein referred to as “Btu”) shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees (59°) to sixty degrees (60°) Fahrenheit.

1.3                               “Business Day” means a Day on which the Federal Reserve System is open for the transaction of business.

1.4                               “Compression Fee” has the meaning set forth in Section 4.2.

1.5                               “Compression Ratio” means the discharge pressure for a particular compression facility expressed in Psia divided by the suction pressure expressed in Psia.

1.6                               “Cubic foot of Gas” or “Cubic feet of Gas” means the volume of Gas contained in one (1) cubic foot of space at a standard pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia) as required by this Agreement and at a temperature of sixty degrees (60°) Fahrenheit.

1.7                               “Day” means a period of twenty-four (24) consecutive hours beginning and ending at 10:00 a.m. Eastern time.

1.8                               “Dedicated Area” means the geographic area(s) shown on the map(s) in Exhibit 1.8.

1.9                               “Dedicated Production” has the meaning set forth in Section 3.1.

1.10                        “Dedicated Well” means any Well that is now completed or may be hereafter completed with a surface location within the Dedicated Area, and in which Shipper, Producer or either of their affiliates own a working interest.

1.11                        “Delivery Points” means the inlet of the Gas measurement facilities at the existing or future interconnections between the System and the facilities of a Transporter where Dedicated Production is delivered to Transporter for Shipper’s account.

1.12                        “Design Suction Pressure” means the target design pressure (measured in Psig) for a System at the inlet separator for each compression facility on a common suction system.

1.13                        “Force Majeure” has the meaning set forth in Section 13.4.

1.14                        “Fuel” means Gas used by Gatherer, or a sub-contractor to Gatherer, to operate compressors, dehydrators, treaters, and related equipment and facilities on, or to vent, relieve, or blowdown equipment and facilities of the Systems.

1.15                        “Gas” or “Natural Gas” means all hydrocarbons produced from the Wells or otherwise, including casinghead Gas, together with all liquefiable hydrocarbon components thereof and all concomitant gaseous substances produced from the Wells or otherwise, including, but not limited to, nitrogen, carbon dioxide and contained helium, but excluding crude oil and condensate recovered by Shipper or Producer at the Wells before the Receipt Point by ordinary mechanical separation means.

1.16                        “Gathering Fee” shall mean the fee charged per MMBtu by Gatherer to Shipper for wellhead or system gathering services inclusive of dehydration but not including compression.

1.17                        “Heating Value” means the number of British Thermal Units produced by the combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60°) Fahrenheit in the absence of water vapor and under a constant pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

1.18                        “Law” means all applicable and valid orders, laws, rules and regulations of duly constituted governmental authorities having jurisdiction or control over the Parties, their facilities or Gas supplies, this Agreement, or any provisions hereof.

2

1.19                        “Lost Gas” means any Gas lost or unaccounted for incident to the operations of the System, including, but not limited to, lost or unaccounted for gas resulting from leakage, discrepancies due to meter inaccuracies or variations of temperature or pressure.

1.20                        “Mcf” means one thousand (1,000) cubic feet.

1.21                        “Midstream Gas Gathering Assets” means Gas pipelines, Gas measurement facilities, Gas compressors, dehydrators, and any treating or related facilities, buildings with contents, surface leases and rights-of-way, used for the gathering of Gas.

1.22                        “MMBtu” means one million (1,000,000) British Thermal Units.

1.23                        “Party” or “Parties” has the meaning contained in the preamble.

1.24                        “Person” means any individual or entity, including any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, governmental authority or entity.

1.25                        “Psia” means pounds per square inch absolute.

1.26                        “Psig” means pounds per square inch gauge.

1.27                        “Purchaser” has the meaning set forth in Section 3.2.

1.28                        “Priority 1 Gas”, “Priority 2 Gas” and “Priority 3 Gas” have the meanings set forth in Section 7.1.

1.29                        “Receipt Point” means the inlet of Gatherer’s existing or future Gas measurement facilities on the Systems where Gatherer receives Dedicated Production.

1.30                        “Receipt Point Volume” means the Shipper’s gross metered volume at a Receipt Point, expressed in MMBtu.

1.31                        “Super-System” means the combination of two or more Systems for the purpose of facilitating combined Fuel and Lost Gas, and Gas volume allocations and nominations over a wider area. The initial Super-Systems are described in Exhibit 1.32.

1.32                        “System” means a group of inter-related Midstream Gas Gathering Assets operated by Gatherer. The initial Systems are set forth in Exhibit 1.32. Exhibit 1.32 will be updated to reflect changes made under the terms of this Agreement.

1.33                        “Transporter” means the owner of pipeline facilities downstream of the inlet of the Gas measurement facilities for the Delivery Points.

3

1.34                        “Well” means any well classified as a Gas well or an oil well by the governmental authority having jurisdiction.

2.                                      Term. The term of this Agreement for each System will remain in full force and effect for a primary term expiring on the date set forth in Exhibit 1.32 (the “Primary Term”) and will continue in effect month to month thereafter (each, an “Extended Term”) unless terminated as provided in this Agreement. As to each System, either Party may terminate this Agreement effective at the end of the Primary Term or any Extended Term by providing written notice to the other Party at least ninety (90) Days prior to the expiration of the Primary Term or any succeeding Extended Term.

3.                                      Dedication.

3.1                               Dedication of Gas from Wells. Shipper and Producer dedicate to this Agreement and agree to deliver to the Receipt Points all of their respective owned or controlled Gas produced from all Dedicated Wells (collectively, “Dedicated Production”). Shipper and Producer represent and warrant that any of such Dedicated Production that is currently committed to other gathering arrangements prior to the date of this Agreement will be released from such other gathering arrangements as of the Effective Date.

3.2                               Sale of Dedicated Production. Notwithstanding the foregoing, Shipper and Producer reserve the right to sell their interest in the Dedicated Production to any other party (referred to as “Purchaser”) so long as Purchaser is subject to and agrees to comply with and perform all of the obligations of Shipper contained in this Agreement. Such assignment will be subject to Section 18.6.

3.3                               Reservations of Shipper. Shipper reserves the following rights under this Agreement:

3.3.1     Sole discretion to determine the appropriate flow rate (which flow rate may be zero) for any Well that is operated by Shipper or its affiliate;

3.3.2     The right to retain all condensates, distillates, drip gas and any other liquids that are recovered in Shipper’s system upstream of the Receipt Points; and

3.3.3     The right to retain the net proceeds from marketing all condensates, distillates, drip gas and any other liquids that are recovered in Gatherer’s System downstream of the Receipt Points and marketed by Gatherer on behalf of Shipper less all third party costs for collection, removal and transport of said products; and

3.3.4                     The exclusive right to process the Gas for extraction of natural gas liquids and other liquid hydrocarbons downstream of the Receipt Points. Gatherer has no right to such liquids or to install facilities for the removal of such liquids beyond industry standard mechanical separation or to condition fuel gas as needed for operations.

4

4.                                                         Gatherer Services and Fees. Subject to the terms of this Agreement, Gatherer will receive, accept and gather the Dedicated Production at the Receipt Points, and deliver the Dedicated Production at the Delivery Points, less applicable Fuel and Lost Gas. The Dedicated Production will have the service priority designated on Exhibit 1.32. Gatherer is not required to take Gas if accepting such Gas could, in Gatherer’s reasonable sole opinion, create a safety or operational problem. Gatherer will provide services other than gathering and compression pursuant to Section 4.4. The fees for the foregoing services are determined as follows:

4.1                               Gathering Fee. For all of Shipper’s Gas received by Gatherer at the Receipt Points, initially, Shipper will pay Gatherer the Gathering Fee for the applicable System set forth in Exhibit 1.32 multiplied by the Receipt Point Volume. The Gathering Fee will escalate effective January 1 of each year in proportion to the average percentage change (the “Inflation Factor”) for the twelve (12) month period ending June 30 of the preceding calendar year, using the column titled “Annual Average”, or its equivalent, in the Consumer Price Index - All Urban Consumers as published by the United States Department of Labor Bureau of Labor Statistics (“CPI Index”). In no event will the adjustment result in a decrease of the Gathering Fee. In the event the CPI Index ceases to be published without a designated replacement index, the Gatherer will select an alternative index reasonably similar to the CPI Index.

4.2                               Compression Fee. For all of Shipper’s Gas received by Gatherer at the Receipt Points that receives compression prior to delivery to a Delivery Point, Shipper will pay Gatherer the applicable compression fee set forth in Exhibit 1.32 (the “Compression Fee”). Compression Fees will be based on a cost per stage (in half-stage increments) per MMBtu. If compression services are not provided on a System, no Compression Fee will be incurred. The Compression Fee per Stage will escalate effective January 1 of each year in proportion to the Inflation Factor for the twelve (12) month period ending June 30 of the preceding calendar year. In no event will a change in the Inflation Factor result in a decrease of the Compression Fee.

5

4.2.1                     For Systems with expected pressures at Delivery Points greater than or equal to 900 Psig and less than or equal to 1300 Psig, the stages assumed for each System will be based on the following Design Suction Pressures (“Deemed Compression Stages”):

		Acceptable Design
Design Suction	Deemed Compression	Suction Pressure
Pressure	Stages	Increments

>= 30.0 Psig and <=	3.0	10 psi
50.0 Psig

> 50.0 Psig and <=	2.5	20 psi
100.0 Psig

> 100.0 Psig and <=	2.0	25 psi
200.0 Psig

> 200.0 Psig and <=	1.5	25 psi
350.0 Psig

> 350.0 Psig and <=	1.0	50 psi
600.0 Psig

> 600.0 Psig	0.5	50 psi

6

4.2.2         For Systems with a Design Suction Pressure or an expected Delivery Point pressure that falls outside of Section 4.2.1, the Deemed Compression Stages assumed for each System will be discussed and mutually agreed to by Shipper and Gatherer, but shall generally be based on the expected Compression Ratio for the service provided as follows:

Compression Ratio (“CR”)	Deemed Compression Stages
CR >= 40.0	4.0
27.0 <= CR < 40.0	3.5
15.0 <= CR < 27.0	3.0
9.0 <= CR < 15.0	2.5
5.0 <= CR < 9.0	2.0
3.3 <= CR < 5.0	1.5
1.9 <= CR <3.3	1.0
CR <1.9	0.5

4.3                     Electric Compression Fuel. If Gatherer installs electric compression, Gatherer shall install electric metering for the compression to measure compression electricity separately from the remainder of electricity used elsewhere in Gatherer’s facilities. Gatherer shall bill Shipper for its respective allocated portion of electric costs used for electric compression of Shipper’s Gas each month.

4.4                     Other Services. If additional services, other than the services to gather and compress the Gas, are required in order to cause the Gas to conform to the Gas Quality Specifications, then upon Gatherer’s election, either: (a) Shipper will treat, process or otherwise condition or conform the Gas upstream of the Receipt Points to meet the Quality Specifications, with Shipper retaining the net proceeds of any products recovered, or (b) Gatherer will provide such service (with Shipper retaining any natural gas liquids resulting from such service) and Shipper will pay its pro rata cost for such service or a mutually agreed fee in addition to the Gathering Fee.

5.                                      Well Connections. Any request by Shipper for Gatherer to connect a Dedicated Well to a System (“Connection Request”) will be in writing and will contain Shipper’s best estimate of the date of first production for a specified Well. Gatherer may elect not to connect any Well if Gatherer determines, in Gatherer’s sole discretion, that connecting the Well will be uneconomic. If Gatherer does not connect a Dedicated Well, Gatherer will notify Shipper within 30 days after receipt of the Connection Request and such Dedicated Well will be released from this Agreement. If Gatherer elects to connect the Dedicated Well, Gatherer will use reasonable

7

commercial efforts to ensure that the Dedicated Well is connected to the System by: (a) the date requested by Shipper; or (b) if not connected by the date requested by the Shipper, as soon thereafter as practicable. Gatherer may disconnect a Well from a System and connect to another System with prior notice to Shipper.

5.1                               Information to be Provided by Shipper. To support planning efforts, Shipper will provide the following upon request by Gatherer:

5.1.1           Drilling Program Plans

5.1.2           Production Forecasts

5.1.3           Where available, Gas Analyses from the Dedicated Well(s) to be connected or representative offset wells.

6.                                      Nominations and Balancing.

6.1                               Nominations. Nominations are to be submitted by Shipper to the attention of Gatherer’s gas scheduling department in writing, by electronic means as designated by Gatherer. The nominations shall cite the aggregate volume of Gas by each Super-System (or single System that is not part of a Super-System), adjusted for Shipper’s proportionate share of Fuel, as applicable, to be delivered by Shipper at the Receipt Points for delivery by Gatherer at specified Delivery Points, all in accordance with Gatherer’s then current nomination procedure. Monthly Nominations shall be submitted by Shipper no later than five (5) Days prior to the first day of the Month during which gas is to flow and Gatherer will confirm such Nominations in writing, by electronic means designated by Gatherer, by 12:00 pm Central Time no later than one (1) Day prior to the first Day of the Month in which Gas is to flow. If Shipper’s availabilities are not provided by the Well operator on a timely basis so that Shipper can meet the obligations herein, Gatherer and Shipper will work together to determine a mutually agreeable solution so that Shipper will be able to nominate and flow its Gas. Daily Nominations shall be submitted by Shipper by 12:00 pm Central Time on the Day before gas is to flow. Imbalance makeup or payback by Shipper must be approved by Gatherer, such approval not to be unreasonably withheld.

6.2                               Imbalances. Shipper and Gatherer intend that the physical volumes actually delivered at the Delivery Points and the total volume nominated and confirmed at the Delivery Points will be equal, less Fuel volumes, as close as practicable, on a daily basis. Any difference between the actual quantities of Shipper’s Gas delivered at all Delivery Points on a Super-System (or single System that is not part of a Super-System) (together, the “Aggregated Delivery Points”) and the total volume nominated and confirmed for Shipper at the same Aggregated Delivery Points is the “Imbalance”. If Shipper delivers a greater volume of Gas to Aggregated Delivery Points than Shipper’s total nominations to such Aggregated Delivery Points, such difference shall be considered a positive Imbalance (“Positive Imbalance”). If Shipper delivers a lesser volume of Gas to Aggregated

8

Delivery Points than Shipper’s total nominations to such Aggregated Delivery Points, such difference shall be considered a negative Imbalance (“Negative Imbalance”). If Gatherer’s operations of a System are negatively affected, in Gatherer’s sole, reasonable opinion, by an Imbalance, Gatherer shall notify Shipper and request that Shipper attempt to mitigate the Imbalance. If Shipper fails, refuses, or is unable to eliminate the Imbalance, Gatherer may, without liability hereunder, cease accepting or delivering Gas under this Agreement until the conditions causing the Imbalance are corrected. Gatherer shall provide Shipper regular information and updates to Shipper’s Imbalance position and events that may affect that position. Imbalances will be resolved as follows:

6.2.1           Shipper OBA. If the shippers on a Super-System (or a single System not part of a Super-System) hold all of the operational balancing agreements (“OBAs”) with the downstream pipelines connected to such Super-System or System and Gatherer has no such operational balancing agreements, then: (a) there is no Imbalance for purposes of this Agreement; and (b) Gatherer is not liable for any imbalances Shipper incurs with such downstream pipeline. If at any time any downstream pipeline on such Super-System or System requires that the OBA be between the downstream pipe and the Gatherer, then the Imbalance will be resolved for such Super-System or System pursuant to Sections 6.2.2 and 6.2.3 below.

6.2.2           In-Kind Balancing. If all of the downstream pipelines with Delivery Points on a Super-System (or single System not part of a Super-System) require Imbalances to be resolved via in-kind balancing, then the Imbalance on such Super-System or System will be settled in the following manner: (a) if there is a Negative Imbalance then Gatherer will reduce Shipper’s nomination to such Super-System or System by a mutually acceptable percentage below the actual deliveries that is calculated to fully cure such Negative Imbalance within three (3) months, and such reduction will continue until such Negative Imbalance is eliminated; and (b) if there is a Positive Imbalance then Shipper will either adjust its production downward in the subsequent months or increase its nominations to such Super-System or System by a mutually acceptable percentage in either event in an amount that is calculated to fully cure such Positive Imbalance within three (3) months, and such adjustment will continue until such Positive Imbalance is eliminated.

6.2.3           Cash Out Balancing. All Imbalances on a Super-System (or a single System not part of a Super-System) not covered by Sections 6.2.1 or 6.2.2 above will be resolved as follows: (a) if there is a Negative Imbalance, Shipper will pay Gatherer on a monthly basis an amount equal to the volume of the Negative Imbalance on such Super-System (or a single System not part of a Super-System) multiplied by the Cash Out Price (as hereinafter defined); and (b) if there is a Positive Imbalance, Gatherer will pay Shipper on a monthly basis an amount equal to the volume of the Positive Imbalance on such Super-System (or a single System not part of a

9

Super-System) multiplied by the Cash Out Price. The “Cash Out Price” for each applicable Super System (or single System that is not part of a Super System) will be the average daily index price, during the month in which the applicable Imbalance occurs, for Dominion South Point in the section “Prices of Spot Gas delivered to Pipelines” as published in Inside FERC’s Gas Market Report, as adjusted as set forth below. If for any reason such index ceases to be published or if for any reason such index is no longer applicable to such Super-System or System, Gatherer and Shipper will mutually agree upon an appropriate replacement index and if no agreement can be reached, the provisions of Section 17 will apply. If any downstream pipeline on a Super-System or System charges a penalty to Gatherer as a result of an imbalance on such Super-System or System in any Month, then Gatherer may adjust the Cash Out Price for such Month as set forth in the tables below based on the percentage that the volume of Shipper’s Imbalance is of Shipper’s total Gas deliveries.

Settlement price for Negative Imbalances

% Imbalance	% of Cash Out Price
5% or less	100%
More than 5%, less than or equal to 10%	115%
More than 10%, less than or equal to 15%	130%
More than 15%, less than or equal to 20%	140%
More than 20%	150%

Settlement price for Positive Imbalances

% Imbalance	% of Cash Out Price
5% or less	100%
More than 5%, less than or equal to 10%	85%
More than 10%, less than or equal to 15%	70%
More than 15%, less than or equal to 20%	60%
More than 20%	50%

7.                                      Curtailment.

7.1                          Capacity Curtailment. If delivery of Gas through the System has been or will be cut back or curtailed due to an event of Force Majeure, maintenance, or physical capacity limitation on a System that limits Gatherer’s ability to flow all quantities of Gas available for delivery to a System situated upstream of the restriction, then Gatherer shall notify Shipper as soon as possible and the acceptance of all Gas at the Receipt Points or at any other points and the gathering of same on such System will be curtailed under the following methodology:

10

7.1.1                Priority 3 Gas. Gas delivered to such System that is not dedicated to such System or does not originate from lands, leases, wells or reserves dedicated to such System, (collectively “Priority 3 Gas”), will be curtailed first on a pro rata basis with all other Priority 3 Gas on the System(s), based on each shipper’s most recent confirmed nomination prior to such curtailment. Priority 3 Gas shall include Gas gathered on a month to month basis which originally had a prior term obligation.

7.1.2                Priority 2 Gas. After all Priority 3 Gas has been curtailed, Gas which is dedicated to be delivered to such System and not gathered as Priority 1 Gas, defined below, (“Priority 2 Gas”) will be curtailed pro rata as set forth below.

7.1.3                Priority 1 Gas. After all other Gas, including, without limitation, Priority 3 Gas and Priority 2 Gas, has been curtailed, Gas delivered to the System that is subject to a variable gathering fee based on a targeted rate of return to Gatherer on capital spent to build the System and any other Gas designated in an agreement to be Priority 1 Gas (collectively, “Priority 1 Gas”) will be curtailed pro rata a set forth below.

Priorities will be in ascending numerical order, lower priority Gas being a larger number, and Gatherer shall not curtail Gas from a priority category if it is accepting Gas from a lower priority category. Gatherer will curtail Gas within each priority level as follows: (a) during any Month, on a pro rata basis with all other Gas in such priority level, based on each shipper’s most recent confirmed nomination prior to such curtailment, and, except for Receipt Point reallocations that do not result in additional curtailments, new or additional nominations from shippers on a curtailed System will not be accepted or confirmed by Gatherer for the remainder of the Month during curtailment; and (b) if the curtailment continues to the beginning of the next Month, then each shipper’s share of capacity for the subsequent Month on the System(s) shall be determined pro rata based on each shipper’s relative entitlement for the Month. Gatherer will determine, in good faith without unjust or unreasonable discrimination among Wells, each shipper’s relative entitlement based on the flow potential of each Well in such System(s) using valid information reasonably and consistently compiled among Wells in accordance with industry standards. Nominations by any Shipper shall not exceed such flow potential as described herein, except in the event of imbalance resolutions.

Gatherer will temporarily release all curtailed Gas of Shipper from the terms of this Agreement for the duration of the curtailment only, and Shipper shall resume deliveries of such curtailed Gas to Gatherer no later than the first Day of the second month immediately following the cessation of such curtailment. If the curtailment persists for more than ninety consecutive (90) Days in any three hundred sixty-five (365) Day period, except to the extent Gatherer has been delayed by any governmental action, including but not limited to permitting and zoning, Shipper may seek, and Gatherer shall grant, a permanent release of the

11

curtailed Gas. Gatherer will give Shipper prior notice before performing any planned or routine maintenance on a System that will cause the curtailment of any of Shipper’s Gas.

7.2                          Market Curtailment. Shipper and each individual producer party in any Dedicated Well shall be responsible for securing transportation or sales of its Gas on the downstream pipeline at the Delivery Points (“Market”). Should one or more parties in a Dedicated Well gathered by Gatherer hereunder make nominations that are not confirmed and scheduled by a downstream pipeline (including, without limitation, as a result of an event of Force Majeure or a downstream pipeline operational flow order), such party will be deemed to have insufficient Market for its Gas. In the event one or more parties has insufficient Market for its Gas, then Gatherer will continue to receive all other parties’ Gas in such Dedicated Well with Market and may curtail the party or parties whose nominations are not confirmed and scheduled by the downstream pipeline until such party secures Market for its Gas. Any potential imbalance created in such Dedicated Well and any liability therefor shall remain with Shipper and any individual producer parties in the Dedicated Well, and Gatherer will have no further obligation or liability to such parties other than to receive Gas at the Receipt Point for the Dedicated Well and provide the gathering services as provided in this Agreement. Upon Shipper or any individual producer party providing commercially reasonable justification that it has sufficient Market for its Gas, then Gatherer shall accept nominations for such Gas from Shipper or the individual producer and such nominations will be treated as new or additional nominations of Shipper under and subject to Section 7.1. Any potential Imbalance created on the Systems due to one or more parties having insufficient Market for its Gas shall be resolved according to the provisions outlined in Section 6.2.

8.                                      Measurement and Commingling.

8.1                          Right to Commingle. Gatherer has the right to commingle the Dedicated Production received in the System with other shippers’ Gas. It is recognized that Dedicated Production delivered at a Delivery Point may not be the same molecules as those received at a Receipt Point. The quantities of Dedicated Production delivered at a Delivery Point will be Thermally Equivalent to the quantities of Dedicated Production received in accordance with the terms of this Agreement at a Receipt Point, less Shipper’s share of Fuel and Lost Gas, and any applicable reduction pursuant to Section 3.3.3 of this Agreement.

8.2                          Fuel Allocation. Shipper’s share of Fuel consumed in the operations of the System shall be determined and allocated by Gatherer to each Receipt Point upstream of the applicable point Gas is actually consumed by multiplying the Gas consumed at such point on the System by a fraction calculated by the Receipt Point Volume upstream of such point divided by all Gas volume attributable for all Receipt Points upstream of such point.

12

8.3                          Lost Gas. Gatherer will exercise prudent operational oversight on each System to minimize the potential for Lost Gas. All Lost Gas on a System caused by the actions of unaffiliated Third Parties and recovered by Gatherer shall be credited, proportionately on an MMBtu basis, to all shippers on such System. Shipper’s prorated share of Lost Gas shall be determined and allocated by Gatherer based on Shipper’s Gas volumes in the System proportionate to total Gas volume in the System.

8.4                          Receipt Points. The initial Receipt Points are listed in Exhibit 8.4 and will be subcategorized according to System. Exhibit 8.4 will be amended from time to time as Dedicated Wells or other Wells are added to the Systems. Subject to the guidelines set forth in Exhibit 8.7, all meters at Receipt Points shall be installed, owned and operated by Gatherer. Each Receipt Point will be at a location on or adjacent to the pad for each Dedicated Well on a site designated and provided by Shipper, or at another location mutually agreed upon by Shipper and Gatherer. Where feasible and to the extent Shipper has rights to do so, Shipper will grant an easement on its well pad for installation of the Receipt Point Meter and tie-in point equipment.

8.5                          Gas Lift. At the request of a Shipper, Gatherer shall install a meter at a Dedicated Well pad to furnish gas for gas lift, fuel, or other wellhead purposes (a “Gas Lift Meter”). All Gas Lift Meters will be listed in Exhibit 8.5. Subject to the guidelines set forth in Exhibit 8.7, all Gas Lift Meters will be installed, owned, and operated by Gatherer, and Shipper shall pay for the costs associated with the Gas Lift Meter. Prior to allocation of Fuel and Lost Gas, Shipper’s Receipt Point Volume shall be reduced for any corresponding gas lift volumes delivered to a Gas Lift Meter for usage in Wells upstream of the corresponding Receipt Point. Shipper shall be responsible for any allocations of gas lift volumes to individual Wells downstream of each Gas Lift Meter.

8.6                          Delivery Points. The initial Delivery Points are described in Exhibit 8.6. Exhibit 8.6 will be amended from time to time to include new Delivery Points. Subject to the guidelines set forth in Exhibit 8.7 all meters at Delivery Points shall be installed, owned, and operated by Gatherer. Shipper may request that Gatherer install a new Delivery Point and all related and necessary pipelines and equipment (“Delivery Assets”). If Gatherer has not elected to install such Delivery Assets within sixty (60) days after Shipper’s request, then, at Shipper’s election by written notice to Gatherer, and upon Shipper’s advance payment to Gatherer of all costs of such installation, Gatherer will install and own the Delivery Assets, and Shipper will have first priority on the capacity in such Delivery Assets.

8.7                          Gas Measurement Standards. All measurement equipment utilized for custody transfer and billing or allocation purposes shall comply with the Measurement Standards set forth in Exhibit 8.7.

13

9.                                      Gas Quality.

9.1                          Specifications. Gatherer will not be obligated to accept Gas from Shipper unless it meets the Gas quality specifications set forth in Exhibit 9.1 (“Gas Quality Specifications”).

9.2                          Non-conforming Gas. If all or a portion of the Gas delivered by Shipper fails to meet any of the Gas Quality Specifications (“Non-conforming Gas”), then Gatherer may, at its option: (a) continue to temporarily receive such Nonconforming Gas, or (b) discontinue receipt of such Non-conforming Gas. If Gatherer elects to receive Non-conforming Gas, the election will not be deemed as a waiver of its right to discontinue receipt of such Non-conforming Gas at any time in the future. Shipper will be liable to Gatherer for any costs, expenses, losses, damages and liabilities arising from Shipper’s Non-conforming Gas.

9.3                          Receiving Pipeline with More Stringent Quality Specifications. If the quality specifications of the receiving pipeline at any Delivery Point are more stringent than the Gas Quality Specifications, Gatherer is not required to accept at the Receipt Points that are connected to such Delivery Point any Gas tendered by Shipper until Shipper conforms the Gas or causes the Gas to be conformed to such specifications. If Shipper fails to conform the Gas, Gatherer may conform the Gas under the terms of Section 4.4. If neither Party elects to conform the Gas for a period exceeding thirty (30) Days, then Gatherer will release the Dedicated Well(s) producing such Gas from the terms of this Agreement.

10.                               Gas Pressure.

10.1                   Shipper’s Delivery Obligations. Shipper will deliver Gas at each Receipt Point at a pressure that is sufficient to enter the System against the prevailing pressures in such System from time to time and Shipper shall not deliver Gas at a pressure that would exceed the maximum allowable operating pressure of the System at the Receipt Points. Shipper shall use commercially reasonable efforts to deliver Gas from Dedicated Wells operated by Shipper or its affiliate to Gatherer at uniform rates of flow.

10.2                   Gatherer’s Obligations and Rights. Gatherer shall endeavor to maintain the pressure at the Receipt Points at a pressure not to exceed 1.3 times the Design Suction Pressure maintained at Gatherer’s compressor facilities for a given System. Gatherer may install, operate and maintain, at its sole expense, such pressure-regulating devices as may be necessary to regulate the pressure of Gas at the Receipt Points. Gatherer may change the Design Suction Pressure at anytime and from time to time.

11.                               Billings and Payments. On or before the last Day of each month, Gatherer will invoice Shipper and will provide supporting documentation as agreed by the Parties, for the amount due Gatherer for Gas delivered into the System in the preceding month. Shipper will remit to Gatherer the amount invoiced, no later than thirty (30) Days following the date of the invoice.

14

The undisputed amount of any payment not timely paid as required herein shall bear interest at the annual rate equal to the lower of the maximum lawful rate of interest in the State of Texas, or the United States prime rate of interest published in the Eastern edition of The Wall Street Journal on the first day of the month in which delinquency occurs plus six percent (6%), which interest shall be promptly paid by Shipper. If any disputed amount is determined to be owed by Shipper, such amount will bear interest as set forth above. Additionally, if Shipper is late in making any payment of undisputed amounts, in addition to all other rights and remedies of Gatherer, and upon at least five (5) Days prior notice, Gatherer may cease receiving Shipper’s Gas until Shipper’s account is brought current, with interest.

12.         Notices. Unless otherwise agreed by the Parties in writing, any notice, demand, request, claim or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given and received (a) when delivered personally, (b) on the date of delivery when delivered prior to 5:00 p.m. local time on a Business Day by facsimile or electronic mail (with electronic mail only being used for routine operating or other notices, unless receipt is acknowledged by its recipient, in which case, notice shall be effective as of such acknowledgement), otherwise on the following Business Day, (c) on the Business Day following the Day sent by overnight courier, or (d) on the third (3rd) Business Day following the Day sent by certified mail, postage and charges prepaid, in each case, directed to the addresses set forth in Exhibit 12 or to such other or any other more recent address which has been provided by such Party in writing pursuant to this notice provision.

13.         Force Majeure.

13.1                   Neither Party will be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure (except for failure to make payments hereunder).

13.2                   A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure must provide notice to the other Party. Notwithstanding Section 12, initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.

13.3                   A Party claiming Force Majeure will diligently use all reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, will promptly give written notice to the other Party of the termination of such Force Majeure, and will resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure.

13.4                   For purposes of this Agreement, “Force Majeure” means causes, conditions, events or circumstances that: (a) are beyond the reasonable control of the Party whose performance is sought to be excused thereby; (b) cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented, avoided or removed; and (c) prevent the total or partial performance of obligations of the affected Party under this Agreement. Such causes, conditions,

15

events and circumstances will include, to the extent such causes and events present the characteristics described above, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and people, arrests and restraints of the Government, either federal, state, or local, inability of any Party hereto to obtain necessary materials or supplies at reasonable market costs or permits due to existing or future rules, orders and laws of governmental or judicial authorities (federal, state, local, or otherwise), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, partial or entire loss of market, breakage of or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of Wells or lines of pipe. Partial or entire failure of Wells will be considered Force Majeure if the Party claiming Force Majeure has not caused the condition and the cause of the condition was out of the control of such Party. Force Majeure could include any other causes, whether of the kind herein enumerated or otherwise not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to overcome, such as the inability to acquire, or the delays in acquiring, at reasonable market cost and after the exercise of reasonable diligence, any servitude, right-of-way grants, permits, or licenses required to be obtained to enable a Party hereto to fulfill its obligations hereunder. Inability of a Party to be profitable or to secure funds, arrange bank loans or other financing, or to obtain credit will not be regarded as an event of Force Majeure.

14.       Regulations and Choice of Law.  Each Party will comply with, and this Agreement is subject to all Law. As to all matters of construction and interpretation, this Agreement will be interpreted, construed and governed by the laws of the State of Texas without reference to the laws regarding conflicts or choice of law. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply.

15.       Warranty.  Shipper represents and warrants that all Gas to be delivered to Gatherer under this Agreement is eligible for gathering by Gatherer under the Law. Shipper represents and warrants that the title to and right to possession of all Gas delivered to Gatherer under this Agreement, will at the time of delivery be free from all liens and adverse claims, and Shipper shall indemnify Gatherer against all damages, costs, and expenses of any nature arising from every claim against such Gas. Gatherer may, in addition to and without waiving any other rights hereunder, immediately suspend its services hereunder in the event that it reasonably believes either (i) that there is a title dispute, or (ii) that any Dedicated Production is being produced or delivered in violation of applicable laws or regulations. Title to the Dedicated Production shall at all times remain with Shipper or Purchaser, as applicable.

16.       Indemnity.

16.1                         Indemnification by Shipper.  Shipper covenants that it will release, defend, indemnify and hold harmless Gatherer and all of the owners of the Systems from and against any and all suits, actions, causes of action, claims and demands

16

arising from or out of any adverse claims made by any third party or by Shipper for any loss, damage, liability, cost or expense relating to, caused by, or arising out of: (a) Shipper’s operations of its facilities; (b) the ownership of or any interest in the Gas tendered for gathering services hereunder; (c) the quality (or lack thereof) of Shipper’s gas; and (d) the breach by Shipper of any representation or warranty made by Shipper in this Agreement.

16.2                   Indemnification by Gatherer.  Gatherer covenants that it will release, defend, indemnify, and hold harmless Shipper from and against any and all suits, actions, causes of action, claims, and demands arising from or out of any adverse claims made by any third party or by gatherer for any loss, damage, liability, cost or expense relating to, caused by, or arising out of: (a) Gatherer’s operations of its facilities; (b) the breach by Gatherer of any representation or warranty made by gatherer hereunder.

16.3                   General.  The Parties agree that:

16.3.1         Notwithstanding any provision in this agreement to the contrary, this agreement does not authorize one party to sue for or collect from the other party its own consequential, special, incidental, or indirect damages, and each party hereby waives any and all claims it may have against the other party for its own such damages. Furthermore, the indemnity obligations contained in this agreement do not include indemnification for punitive or exemplary damages under any law or otherwise.

16.3.2         The indemnity obligations under this Agreement are effective to the maximum extent permitted by law. If a law is applied in a jurisdiction which prohibits or limits a Party’s ability to indemnify the other, then that Party’s liability shall exist to the full extent allowed by the law of the relevant jurisdiction. In support of the indemnity obligations contained in this Agreement, each Party shall provide to the other Party for the benefit of the other Party, adequate proof of insurance, while this Agreement is in force, of coverage and amounts of General Liability Insurance of no less than $5,000,000 per occurrence, or adequate evidence of self-insurance reasonably acceptable to the other Party. Each Party shall also provide to the other Party notice containing all relevant information of any Claim for which it may seek indemnification, promptly after discovering any facts or occurrence that may give rise to such a Claim.

17.      Dispute Resolution Procedures.  The Parties will first attempt in good faith to negotiate resolution of any dispute, claim, counterclaim, demand, cause of action, controversy and other matter in question associated with, arising out of or relating to this Agreement (a “Dispute”) within fifteen (15) Business Days after written notice of such Dispute by any Party, by discussions between senior managers. If resolution is not reached during such time, unless otherwise agreed to by the Gatherer and Shipper, any Dispute must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). If there is any inconsistency between this Section 17 and

17

the Commercial Arbitration Rules, the terms of this Section 17 shall control the rights and obligations of the Parties.

17.1                   If there is more than one Dispute that involves the same Parties as the Parties with respect to which arbitration has been initiated pursuant to this Agreement, such Disputes may be consolidated into the first initiated arbitration pursuant to this Agreement; provided that the arbitral tribunal for the first initiated arbitration determines that: (a) the new dispute presents significant issues of law or fact common with those in the first initiated arbitration, (b) no Party would be unduly prejudiced, and (c) consolidation under these circumstances would not result in undue delay for the first initiated arbitration.

17.2                   Arbitration may be initiated by a Party serving written notice (“Claimant”) on the other Party (“Respondent”) that the Claimant has referred the Dispute to binding arbitration pursuant to this Section 17. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto. Respondent shall respond to Claimant within thirty (30) calendar Days after receipt of Claimant’s notice initiating binding arbitration and the parties will mutually appoint an arbitrator within sixty (60) Days after Claimant’s original notice. The arbitrator must be a neutral party who has never been an officer, director or employee of the Claimant or Respondent or any Affiliate of either. Unless Claimant and Respondent agree otherwise, the arbitrator must have not less than seven (7) years of experience in the energy industry with experience in exploration, production and pipeline gathering issues. If the Claimant and Respondent are unable to agree on an arbitrator within such time, then an arbitrator will be selected by the AAA with due regard given to the selection criteria above and input from the Claimant and Respondent. The Claimant and Respondent will request that the AAA to select the arbitrator not later than ninety (90) calendar Days from initiation of arbitration. In the event the AAA should fail to select the arbitrator within such time, then either Claimant or Respondent may petition any court having jurisdiction to select the arbitrator. Due regard shall be given to the selection criteria above and input from the Claimant and Respondent.

17.3                   Subject to Section 17.4, Claimant and Respondent shall each pay one-half of the compensation and expenses of the arbitrator.

17.4                   The hearing shall be conducted in Houston, Texas, and commence within thirty (30) calendar Days after the selection of the arbitrator. Where information necessary to resolve the Dispute is solely within the possession of either Claimant or Respondent, the arbitrator shall allow reasonable discovery necessary for the other Party to obtain the documents or information necessary to present its position. The arbitrator may allow, in the interest of time and efficiency, that the hearing be based on position papers, documents, and prepared testimony, in lieu of a live hearing. The Claimant, Respondent and arbitrator shall proceed diligently in order that the award may be made as promptly as possible. The arbitrator shall determine the Disputes and render a final award on or before thirty

18

(30) calendar Days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party, including reasonable attorneys’ fees.

17.5                   All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms hereof shall not create or limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief.

17.6                   A Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. The decision of the arbitrator shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrator may not grant or award indirect, incidental, special, consequential, punitive or exemplary damages or damages for lost profits, except for such claims by third parties for which indemnification is owed under Section 16, even if such are available under the governing law and even if a court would otherwise be empowered to avoid this limitation on damages to make such an award.

17.7                   Notwithstanding anything in this Section 17 to the contrary, if any Party is sued in a court of competent jurisdiction by a third party on an obligation for which indemnity is owed by another Party under this Agreement, then that Party may enforce the indemnity against the other Party by third-party complaint or its procedural equivalent in the same court without the obligation of seeking arbitration under this Section 17.

18.         Miscellaneous.

18.1                   Confidentiality.  The Parties agree that this Agreement and all related information and data exchanged by them shall be maintained in strict and absolute confidence and no Party shall make any public disclosure thereof, except for disclosure (i) pursuant to the contemplated (in good faith) or actual sale, disposition or other transfer (directly or indirectly) of a Party’s rights and interest in and to this Agreement, the System, the Dedicated Production, the Dedicated Wells or the Dedicated Area (ii) pursuant to the contemplated (in good faith) or actual sale or other transfer (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a contemplated (in good faith) or actual merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (iv) to co-owners of the System or the Dedicated Production, consultants,

19

accountants, rating agencies, lenders, insurers, investors, attorneys or other representatives with a need to know such information, provided that the disclosing Party shall remain liable for any use or disclosure by such receiving Persons which the disclosing Party was not otherwise permitted to make pursuant to this Agreement, or (v) as required to make disclosure in compliance with any Law or National Securities Exchange rule or requirement, in which event the disclosing Party shall notify the other Party as soon as practicable.

18.2                   Amendment.  Any modification of terms or amendments of provisions of this Agreement will become effective only by duly executed supplemental written agreement between the Parties, unless another procedure for modification of a provision of this Agreement or the Exhibits hereto is specifically authorized by this Agreement.

18.3                   Waiver.  No waiver by either Party of any default of the other under this Agreement will operate as a waiver of any future default, whether of a like or a different character.

18.4                   Taxes.  Shipper shall pay or cause to be paid, and agrees to indemnify and hold harmless Gatherer from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any governmental authority with respect to Shipper’s Gas and the handling thereof prior to receipt thereof by Gatherer at the Receipt Points. Subject to Section 18.5, Gatherer shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Shipper’s Gas after receipt and prior to delivery thereof by Gatherer at the Delivery Points.

18.5                   Additional or Subsequent Taxes.  Shipper shall reimburse Gatherer for Shipper’s allocable share of (a) any additional, increased, or subsequently applicable taxes (other than income taxes and any real or personal property or other ad valorem tax imposed on any Gathering System) implemented or imposed after the effective date of this Agreement that are lawfully levied on or paid by Gatherer with respect to its performance under this Agreement or on any part of a Gathering System and (b) any new or subsequently applicable assessments, fees or other charges implemented or imposed on Gatherer with respect to the services provided hereunder, including any such assessments, fees or other charges arising from any carbon tax or cap and trade law, rule or regulation adopted after the effective date. Shipper’s allocable share of any such amounts shall be based on the ratio that Shipper’s Gas (expressed in Mcfs) received at the Receipt Points in the State or States in which such amounts are imposed bears to the total volume of Gas (expressed in Mcfs) received at such Receipts Points, in each case during the applicable period for which such taxes, assessments, fees or other charges are incurred or imposed, as the case may be.

18.6                   Assignment.  Gatherer may assign this Agreement, in whole or in part, to any person assuming all or part of this Agreement to which Gatherer assigns its

20

ownership interest in one or more Systems and upon notice of such assignment to Shipper, Gatherer will be released from liability under this Agreement with respect to the Systems assigned for periods after the date of the assignment. Except for the foregoing, no Party to this Agreement can assign its rights, obligations or interests under this Agreement to a non-affiliate: (a) unless such assignee agrees in writing to be bound by, comply with and perform all of the obligations of assignor contained in this Agreement; and (b) without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed.

18.7                   Access. Shipper and Producer hereby grant to Gatherer such rights as either may have of ingress and egress, to lay and maintain pipelines, and to install any other necessary equipment on and across any lands covered by this Agreement. All lines and other equipment placed by Gatherer on said lands will remain the personal property of Gatherer, and subject to the terms of this Agreement, may be removed by Gatherer at any time.

18.8                   Severability. If any provision or clause of this Agreement or application thereof to any Persons or circumstance is held invalid, such invalidity will not affect those other provisions or applications of this Agreement which can be given reasonable meaning without the invalid provisions or applications.

18.9                   Royalties. Gatherer shall not be liable for accounting for or paying any royalties due on the Gas delivered under this Agreement. In no event will Gatherer have any obligation to any Persons due those royalties.

18.10            Counterpart Execution. This Agreement may be executed in counterparts, including by facsimile, each of which will be deemed an original document but all of which will constitute a single document.

18.11            Entire Agreement. This Agreement constitutes the entire agreement between the Parties and no waiver, representation, or agreement, oral or otherwise, will affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the Parties.

18.12            Creditworthiness. If Gatherer has commercially reasonable grounds for sustained insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by Shipper (including, without limitation, the occurrence of a material change in the creditworthiness of Shipper), Gatherer may demand Adequate Assurance of Performance, which shall be furnished within five (5) Days of such demand. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to Gatherer, including, but not limited to, a standby irrevocable letter of credit, a prepayment, or a performance bond or guaranty.

[Signature Page Follows]

21

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first above written.

GATHERER:

By:
Name:
Title:

SHIPPER:

By:
Name:
Title:

PRODUCER:

By:
Name:
Title:

22

List of Exhibits and Schedules

Exhibit 1.8	-	Dedicated Area
Exhibit 1.32	-	Systems, Gathering Fees and Compression Fees
Exhibit 8.4	-	Receipt Points
Exhibit 8.5	-	Gas Lift Meters
Exhibit 8.6	-	Delivery Points
Exhibit 8.7	-	Gas Measurement Standards
Exhibit 9.1	-	Gas Quality
Exhibit 12	-	Notice Addresses

EXHIBIT 1.8

DEDICATED AREA

See Attached Maps

EXHIBIT 1.32

SYSTEMS

See Attached Table

EXHIBIT 8.4

RECEIPT POINTS

See Attached Table

EXHIBIT 8.5

GAS LIFT METERS

See Attached Table

EXHIBIT 8.6

DELIVERY POINTS

See Attached Table

EXHIBIT 8.7

GAS MEASUREMENT STANDARDS

1.                                      Gas Measurement Equipment and Installation Requirements. For billing and payment purposes, the Gas received and delivered hereunder shall be measured by metering facilities installed, operated and maintained by Gatherer or its designee, which are installed and operated as outlined herein (“Gas Measurement”). Gatherer shall furnish and install a suitable meter or primary metering device and other ancillary devices as needed, such as transmitters and electronic flow measurement equipment of standard make and design commonly acceptable in the industry. Except for domestic taps, each new meter installed shall be an orifice or ultrasonic meter, and shall utilize electronic flow measurement equipment (“EFM”), and be acceptable in the industry and each meter shall be fabricated, constructed, installed, and operated in accordance with the requirements of applicable industry provisions at a minimum, but not limited to the following standards:

1.1                               Orifice Measurement - American Gas Association Report Number 3, dated 2000 or the most recent edition as soon as practicable (herein referred to as AGA 3).

1.2                               Turbine Measurement - American Gas Association Report Number 7, dated 1996 or the most recent edition as soon as practicable (herein referred to as AGA 7).

1.3                               Positive Measurement - American National Standards Institute B109.2, dated 2000 or the most recent edition as soon as practicable (herein referred to as ANSI BI09.2).

1.4                               Ultrasonic Measurement - American Gas Association Report Number 9, dated 2003 or the most recent edition as soon as practicable (herein referred to as AGA 9).

2.                                      Gas Quantity Determination. Gas quantities shall be calculated by Gatherer using EFM for Gas that is designed, installed and operated as described in American Petroleum Institute Report Number 21, Part 1, Flow Measurement using Electronic Metering Systems, most recent edition (herein referred to as API 21.1). As new editions of API 21.1 are released, pre-existing EFM equipment shall be grandfathered unless updates and enhancements are mutually agreed to by the Parties. Any existing Circular Chart Recorders used as secondary measurement devices are grandfathered and industry best practices and standards for the integration and processing of volume, pressure and temperature shall apply.

All fundamental constants, observations, records, calculations, and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, shall be in accordance with the applicable provisions in as outlined in the “Gas Measurement and Installation Requirements” section in this document, or by any other method commonly used in the industry and mutually acceptable to the Parties. Factors required in the computations shall be determined in the following manner:

2.1                               Temperature. For the installation of all new meters installed during the term of this Agreement, the temperature of Gas flowing through each meter shall be measured using a continuous temperature recording system. In the event that a

1

pre-existing meter was installed without a temperature recording device, Shipper may request and Gatherer will install at Shipper’s expense, equipment (a RTD, new meter tube, etc) to achieve continuous temperature measurement. If a meter does not have a temperature recording device, Gatherer shall use an average temperature derived from similarly situated meter installations in the same geographic area.

2.2                               Base Pressure. The base pressure that shall be used for all Gas Measurement hereunder shall be fourteen and seventy-three hundredths (14.73) Psia.

3.                                      Atmospheric Pressure. The average absolute atmospheric shall be assumed to be the pressure value as reasonably determined for each meter location pursuant to generally accepted practices such as from published local data or by calculating from a local elevation. If the pressure transmitter being used is capable of measuring actual atmospheric pressure, then actual atmospheric pressure may be used.

3.1                               Water Vapor Correction. The volume and total energy content shall be adjusted by Gatherer if the water vapor of the Gas is determined or assumed to be greater than seven (7) pounds of water vapor per million cubic feet of Gas. This “As Delivered” total energy shall include corrections as outlined in GPA 2172-09 or latest edition (as soon as practicable) and will be considered saturated at flowing conditions of temperature and pressure.

3.2                               New Measurement and Gas Quality Technologies. If at any time a new industry accepted method or technique is developed with respect to Gas Measurement or quality or the determination of the factors used in such Gas Measurement or quality, such new method or technique may, if mutually agreed by both Parties, be substituted.

4.                                      Gas Quality Determination. Tests for oxygen, carbon dioxide, sulphur, and hydrogen sulphide content of the Gas delivered hereunder shall be made as often as deemed necessary by Gatherer, by means commonly used and accepted in the industry. Gas Analysis Samples shall be taken by Gatherer at the time of meter inspection and verification or at more frequent periods as agreed. These samples shall be used to determine the heating value and specific gravity to be used in computations in the measurement of Gas until the next regular test, or until changed by special test. For the purpose of determining initial heating value, all BTUs determined shall be based upon dry water vapor content at the same base pressure and base temperature conditions. No heating value will be credited for BTU’s attributable to hydrogen sulphide or other non-hydrocarbon components. All heating values must be applied to the calculated volumes at the same base pressure. Any adjustments to MMBTU or quality based on water vapor condition shall be performed as outlined in the “Water Vapor Correction” section in the Standards for Gas Measurement Computations in this document. Unless otherwise supported by a representative extended Gas analysis, Gatherer shall assume that C6+ components from a Gas analysis sample are broken down as follows: 60% normal Hexane, 30% normal Heptane, and 10% normal Octane.

Gatherer shall sample and determine the gross heating value, relative density and compressibility by utilizing the latest edition of the following industry standards:

2

4.1                               Gas Processors Association (GPA) 2166, Obtaining Natural Gas Samples for Analysis by Gas

4.2                               Gas Processors Association (GPA) 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography .

4.3                               Gas Processors Association (GPA) 2145, Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas.

4.4                               Gas Processors Association (GPA) 2172, Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

4.5                               American Gas Association Report Number 8 (AGA8), Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases.

Gatherer shall sample the flowing Gas stream utilizing one of the following methods:

4.6                               On-line Chromatography - If this method is utilized, an industry accepted gas chromatograph with full audit and error logging must be used, and maintained and calibrated by qualified personnel.

4.7                               Accumulated Sample (also known as Composite Sample) - If this method is utilized, the application of Gas quality in the volume calculation will be the time period mutually agreeable to both Parties and will be valid until the next sample is obtained.

4.8                               Spot Sample - If this method is utilized, the application of Gas quality in the volume calculation will be the time period mutually agreeable to both Parties and will be valid until the next sample is obtained. Samples for the first month of flow (first flow sample) shall be applied from the date of first Gas flow until the next sample is obtained. Spot sampling shall be performed at a minimum of the same frequency of inspection and verification and the frequency shall be determined based upon the average daily flow rate at the Receipt Point as outlined in the “Meter Inspection and Verification” section of this document.

4.9                               Upon mutual agreement of the Parties, other types of Btu per cubic foot measuring devices may be installed and operated and the Gross Heating Value will be computed in accordance with the manufacturer’s instructions for same and consistent with industry-accepted practices for transmission Btu per cubic foot measurement.

5.             Meter Inspection and Verification. All meters will be inspected and verified for accuracy by Gatherer, ensuring that the meter inspection and verification frequency is in compliance with regulatory requirements and industry standards. All testing equipment shall be provided by Gatherer at Gatherer’s expense. Notification of scheduled inspections and verifications shall be made to all interested Parties and reasonable effort will be made to accommodate each Party’s schedule; however, inspection and verification will proceed at the scheduled time regardless of attendees. If either Party, at any time, desires a special test of any of the meters, the Party will

3

promptly notify the other Party, and the Parties will then cooperate to secure a test and a joint observation of any adjustments, and the meter shall then be adjusted to accuracy. The costs of special tests shall be borne by the requesting Party unless the meter is found to be more than two percent (2%) in error, in which case Gatherer shall pay the costs. Gatherer shall give Shipper notice of the time of all regular tests of its meters and other tests, sufficiently in advance to allow Shipper to have its representative present. Gatherer reserves the right to increase the frequency of calibration from the frequencies stated in the table below if deemed necessary to correct excessive System losses. Frequency shall comply with any regulatory requirements but, at a minimum, shall be based on the following schedule, depending on the average daily flow of the meter:

Yearly	Less than 500 Mcf per day

Semi-Annual	Between 500 and 5,000 Mcf per day

Quarterly	Between 5,000 and 20,000 Mcf per day

Monthly	Greater than 20,000 Mcf per day

6.                                      Measurement Equipment Inaccuracy.

6.1                               Errors Less Than to 2%. If, upon any test, the measurement equipment in the aggregate is found to be in error by less than two percent (2%), previous recordings of such equipment shall not be adjusted by the amount of the error, but such equipment shall be adjusted to a condition of accuracy.

6.2                               Errors Greater Than or Equal to 2%. If, upon any test, the metering equipment in the aggregate is found to be inaccurate by two percent (2%) or greater, registration thereof or any payment based upon such registration shall be corrected to the date of such inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the previous calibration, using the order of preference set forth in the section “Measurement Equipment Out of Service or Repair” in this document. Following any test, measurement equipment found inaccurate shall be adjusted to a condition of accuracy.

7.                                      Measurement Equipment Out of Service or Repair. If the measurement equipment is found to be measuring inaccurately and the amount of Gas delivered cannot be ascertained or computed from the reading, then the Gas delivered shall be estimated and agreed upon by the Parties based on the best data available, using the first available of the following:

7.1                     The registration of any check meter or meters if installed and accurately registering;

7.2                     The correction of the errors, if the percentage of error is ascertainable by meter calibration, test, or mathematical calculation;

4

7.3                     The estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

8.                                      Check Meters and Data Sharing. Shipper may, at its option and sole expense, install, maintain and operate check meters of a suitable type and other equipment to check Gatherer’s meters; provided, however, that such check meters and other equipment shall be installed by Shipper so as not to interfere with the operation of any of Gatherer’s Facilities. Gatherer shall purchase dual pressure tap meter fittings for facilitation of Shipper installed piggyback check measurement. Shipper shall have limited access to Gatherer’s EFM equipment to read flowing variables, flow rates, accumulated volume and other generally accepted readings available for external EFM display. Shipper shall also have the right to access, for monitoring purposes, data at Gatherer’s Receipt Point meters by way of a mutually agreeable reporting system, so long as the same does not interfere with Gatherer’s System. Additionally, at Shipper’s request, so long as daily electronic data has not been provided as stated above, Gatherer will provide an electronic daily volume statement of all gross volumes and pressures by meter.

9.                                      Witnessing and Inspection. Gatherer and Shipper shall have limited access to each other’s measuring equipment at all times during business hours, but the reading, calibrating and adjustment thereof shall be done only by the employees or agents of Gatherer and Shipper, respectively, as to meters or check meters so installed hereunder. Either Party shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, calibrating or adjusting done in connection with the equipment used in measuring Gas hereunder. The original records from such measuring equipment shall remain the property of their owner, but upon request, either Party may request copies of measurement related records and calculations.

10.                               Records. Electric flow measurement (“EFM”) data, tests and inspection records pertaining to measurement hereunder shall be retained for a period of two (2) years (or longer to the extent required by law) for the mutual use of the Parties. Original meter fabrication and specification records shall be kept for the life of the meter.

11.                               Pulsation. Production equipment upstream of the Receipt Points shall be designed and operated in a manner that will not interfere with acceptable measurement standards. If such interference is detected, Gatherer shall notify Shipper and Shipper shall have sixty (60) Days to correct or cause to be corrected the problems causing measurement errors due to pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Points. Either Party shall have the right to conduct pulsation or Square Root Error (SRE) tests on orifice meters as they deem prudent, at the testing Party’s sole risk and expense. Inaccuracies greater than or equal to one half of one percent (0.5%) SRE at typical operating conditions that are found to be the result of pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Points will be corrected.

5

EXHIBIT 9.1

GAS QUALITY

Receipt Point Specifications. All Gas tendered by Shipper for Gather at the Receipt Point(s) shall be merchantable, and unless expressly waived in writing by Gatherer, shall conform to all of the most stringent quality specifications of any downstream Transporter(s); however, in no event shall the quality be more stringent than the specifications set forth below unless otherwise required and permitted herein. At a base pressure of fourteen and seventy-three hundredths (14.73) psia and a base temperature of sixty degrees Fahrenheit (60° F), such Gas shall not contain more than:

1.                                           Oxygen - not to exceed ten (10) parts per million (PPM) of uncombined oxygen, and Shipper shall make reasonable efforts to maintain the Gas free from oxygen;

2.                                           Hydrogen Sulphide - not to exceed 4 PPM or 1/4 grain per hundred cubic feet;

3.                                           Total Sulphur – not to exceed five (5) grains per one hundred (100) cubic feet (not inclusive of sulphur caused by odorization equipment);

4.                                           Mercaptans - shall not contain mercaptans in excess of five parts per million (5 ppm) by volume;

5.                                           Carbon Dioxide - not to exceed two percent (2%) by volume;

6.                                           Liquids - the Gas shall be free of water, liquid hydrocarbons, and other objectionable liquids at the temperature and pressure at which the Gas is received;

7.                                           Dust, Gums and Solid Matter - be commercially free of dirt, dust, iron particles, gums, gum forming constituents, and other media or solid matter which may be injurious to pipelines, meters or other facilities, or which may interfere with the processing, transmission or commercial utilization of said Gas;

8.                                           Temperature - have a temperature of not less than forty degrees (40o) Fahrenheit and not more than one hundred twenty degrees (120o) Fahrenheit;

9.                                           Nitrogen - not to exceed two percent (2%) by volume;

10.                                    Total Inerts - not to exceed four percent (4%) by volume of total non-hydrocarbon gases;

11.                                    Heating Value - contain a Gross Heating Value of at least nine hundred fifty (950) Btu per cubic foot; and

12.                                    Hazardous Waste - not contain hazardous waste as defined in the Resources Conservation and Recovery Act of 1976, 42 USC § 690.1, et seq.

1

EXHIBIT 12

NOTICE ADDRESSES

To Gatherer:	Appalachia Midstream Services, L.L.C.
6100 North Western
Oklahoma City, OK 73118
Attention: Walter Bennett, Vice President — Operations
Phone: (405) 935-3686
Fax: (405) 849-3686

With a copy to:

Chesapeake Energy Corporation
6100 North Western
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attention: Henry Hood, General Counsel
Phone: (405) 935-9400
Fax: (405) 849- 9400

To Shipper:

Phone: ( )
Fax: ( )

With a copy to:

To Producer:

Phone: ( )
Fax: ( )

With a copy to:

EXHIBIT “4.2”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

TARGET SYSTEM BOUNDARIES

See Attached Maps

Exhibit 1.13-04
Auburn GGS
OWEGO
APOLACON
CHOCONUT
SILVER LAKE
LIBERTY
Snake Creek
WARREN
WINDHAM
FRIENDSVILLE
FRANKLIN
FOREST LAKE
MIDDLETOWN
Vet Davis
Sam Williams
Pennsylvania
Holbrook
NEW MILFORD
ORWELL
PIKE
East
Owego Lake
Maine
Grow
BRIDGEWATER
JESSUP
RUSH
Herrickville
Bowling
Dull
Le Raysville
HERRICK
STEVENS
BROOKLYN
DIMOCK
Spring Hill
Crow Hill
Ball Park
Carter
White Pond
TUSCARORA
WYALUSING
LATHROP
SPRINGVILLE
Taylor
TERRY
Grand Army Of The Republic
Church
BRAINTRIM
MESHOPPEN
River
Hill
Meshoppen Ridge
LEMON
NICHOLSON
WILMOT
WINDHAM
WASHINGTON
CLINTON
467
1026
4017
267
167
29
706
409
367
3005
6
187
3007
4015
4002
92
Legend
Auburn
Target System Boundary
0 1 2 4
Miles
NOTICE

Exhibit 1.13-08
Stonehouse GGS
OWEGO
VESTAL
BINGHAMTON
CONKLIN
APALACON
CHOCONUT
SILVER LAKE
LIBERTY
Snake Creek
WARREN
WINDHAM
FRIENDSVILLE
FRANKLIN
MIDDLETOWN
FOREST LAKE
Vet Davis
4017
1026
267
167
29
ORWELL
467
PIKE
East
Pennsylvania
NEW MILFORD
Lake Grow
706
BRIDGEWATER
JESSUP
Herrickville
Bowling
Herrickville
Le Raysville
RUSH
HERRICK
STEVENS
BROOKLYN
DIMOCK
409
Spring Hill
Ball Park
Crow Hill
367
3005
Carter
White Pond
White Pond
TUSCARORA
WYALUSING
Spring Hill
AUBURN
SPRINGVILLE
LATHROP
Taylor
TERRY
6
BRAINTRIM
Grand Army Of The Republic
MESHOPPEN
LEMON
NICHOLSON
187
River
Hill 4015
3001
Meshopany Ridge
92
WILMOT
WINDHAM
CLINTON
Legend
Stonehouse
Target System Boundary
0 0.5 1 2
Miles

EXHIBIT “4.5”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

SUPER-SYSTEMS

See Attached Map

Exhibit 4.5 - 01
East Bradford Super-System
TIOGA
BARTON
NICHOLS
VESTAL
BINGHAMTON
CONKLIN
LIBERTY
WARREN
APOLACON
CHOCONUT
SILVER LAKE
FRANKLIN
FRIENDSVILLE
MIDDLETOWN
FOREST LAKE
BRIDGEWATER
Ulster Smithfield
ULSTER
SMITHFIELD
Milan East Smithfield
BURLINGTON
TOWANDA
NORTH TOWANDA
ASYLUM
FRANKLIN
MONROE
BARCLAY
TERRY
AUBURN
SPRINGVILLE
MESHOPPEN
WASHINGTON
OVERTON
ALBANY
WILMOT
WINDHAM
MEHOOPANY
TUNKHANNOCK
NORTH BRANCH
Legend
Super System Boundary
Auburn GGS
Litchfield GGS
Overfield GGS
Rome GGS
0 1 2 4
Miles

EXHIBIT “5.2”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

APPROVED PROJECT AFEs

See Attached Table

COO Exhibit 5.2 - Current Project AFE Commitments
Chesapeake Midstream 3 Party Approved AFE’s as of 11/15/2011

AFE Number	Suppl Number	AFE Name	GGS Name	CHK Approval Date	Gross Budget $
911422	0	Van Order Pipeline	AUBURN GGS	8/27/2009	$200,000
912937	0	Stone House CDP improvements	AUBURN GGS	8/9/2010	$23,742
912995	0	Stone House CF Tank Upgrade	AUBURN GGS	8/9/2010	$61,327
913037	0	Auburn Suction PL	AUBURN GGS	8/9/2010	$220,000
913036	0	RCMP 2 Pipeline	AUBURN GGS	8/9/2010	$220,000
912976	0	Poulson Well	AUBURN GGS	8/9/2010	$82,280
912961	0	Hardic Well	AUBURN GGS	8/13/2010	$177,733
912966	0	Larue Well	AUBURN GGS	8/13/2010	$82,280
912968	0	Larue 1B Well	AUBURN GGS	8/13/2010	$82,280
912969	0	Pierson Well	AUBURN GGS	8/13/2010	$82,280
912744	0	Birchardville Pipeline	AUBURN GGS	9/7/2010	$220,000
912745	0	Parks Pipeline	AUBURN GGS	9/7/2010	$220,000
912746	0	Devine Ridge Pipeline	AUBURN GGS	9/7/2010	$220,000
912747	0	Jessup Pipeline	AUBURN GGS	9/7/2010	$220,000
912749	0	Deer Lick Pipeline	AUBURN GGS	9/7/2010	$220,000
912754	0	Strohl Pipeline	AUBURN GGS	9/7/2010	$220,000
912756	0	Delhagen Well Line	AUBURN GGS	9/7/2010	$220,000
912886	0	Middle Creek Pipeline	AUBURN GGS	9/7/2010	$220,000
912910	0	Auburn CF	AUBURN GGS	9/7/2010	$200,000
912750	0	Barlow Pipeline	AUBURN GGS	9/9/2010	$220,000
912752	0	Baldwin Pipeline	AUBURN GGS	9/9/2010	$220,000
912753	0	Lawton Pipeline	AUBURN GGS	9/9/2010	$220,000
912755	0	Suber Pipeline	AUBURN GGS	9/9/2010	$220,000
913328	0	Koromlan Well Line	AUBURN GGS	9/23/2010	$892,639
912751	0	RCMP 1 Pipeline	AUBURN GGS	9/29/2010	$220,000
913251	0	Koromlan pad dehy	AUBURN GGS	9/30/2010	$1,500,073
913253	0	Stone House Meter Upgrade	AUBURN GGS	10/20/2010	$320,672
913426	0	Kipar Well Line	AUBURN GGS	12/16/2010	$193,035
913435	0	Annette Well Line	AUBURN GGS	12/16/2010	$420,813
913561	0	Hilltop Well Line	AUBURN GGS	12/16/2010	$260,029
913551	0	Cannella Well Line	AUBURN GGS	2/11/2011	$1,434,754
912751	1	RCMP 1 Pipeline	AUBURN GGS	2/11/2011	$13,511,028
912747	1	Jessup Pipeline	AUBURN GGS	2/22/2011	$1,517,427
913036	1	RCMP 2 Pipeline	AUBURN GGS	2/22/2011	$4,089,222
913801	0	Milochik Well Connect	AUBURN GGS	2/24/2011	$124,431
913037	1	Auburn Suction PL	AUBURN GGS	3/31/2011	$2,324,355
912910	1	Auburn CF	AUBURN GGS	4/13/2011	$22,957,071
912749	1	Deer Lick Pipeline	AUBURN GGS	5/18/2011	$2,108,200
913428	0	Rylee Well Line	AUBURN GGS	6/14/2011	$606,037
913959	0	Bluegrass Well Connect	AUBURN GGS	7/31/2011	$634,697
913968	0	Craige Well Line	AUBURN GGS	7/31/2011	$201,242
913973	0	Baltzley Well Line	AUBURN GGS	7/31/2011	$415,622
913979	0	Koromlan (Auburn) Well Connect	AUBURN GGS	7/31/2011	$182,581
913037	2	Auburn Suction PL	AUBURN GGS	8/1/2011	$1,246,836
912756	1	Delhagen Well Line	AUBURN GGS	8/15/2011	$1,762,682
914628	0	Auburn Rome Interconnect	AUBURN GGS	8/24/2011	$220,320
914958	0	Stone House Discharge Pig Trap Installation	AUBURN GGS	9/2/2011	$468,632
913036	2	RCMP 2 Pipeline	AUBURN GGS	9/26/2011	$1,073,700
912995	1	Stone House CF Tank Upgrade	AUBURN GGS	10/10/2011	$174,478
913970	0	Decker Farms Well Line	AUBURN GGS	10/10/2011	$205,859
913971	0	Bertholf Farms Well Line	AUBURN GGS	10/10/2011	$268,236
912754	1	Strohl Pipeline	AUBURN GGS	10/24/2011	$2,091,857
912755	1	Suber Pipeline	AUBURN GGS	10/24/2011	$3,278,609
914564	0	LRJ Well Line	AUBURN GGS	10/30/2011	$128,162

1

EXHIBIT “5.7”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

MEMORANDUM OF BENEFICIAL INTEREST

(County, Pennsylvania)

THIS MEMORANDUM OF BENEFICIAL INTEREST is executed this        day of        , 20   , by APPALACHIA MIDSTREAM SERVICES, L.L.C., an Oklahoma limited liability company (the “Operator”), STATOIL PIPELINES, LLC, a Delaware limited liability company (“Statoil”), and EPSILON MIDSTREAM LLC, a Pennsylvania limited liability company (“Epsilon” and together with Statoil, the “Non-Operators”).

WITNESSETH:

All fee interests, rights-of-way and easements now owned or hereafter acquired in the name of the Operator in the area described at Exhibit “A” attached as a part hereof, are held by the Operator for the benefit of the Non-Operators and the Operator in undivided interests, pursuant and subject to the terms of that certain Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area D of Northern Pennsylvania by and among the Operator and Non-Operators executed effective the 1st day of January, 2012.

[Three Signature Pages Follow]

1

SIGNATURE PAGE TO

MEMORANDUM OF BENEFICIAL INTEREST

IN WITNESS WHEREOF, this Memorandum has been executed effective the date first above written.

APPALACHIA MIDSTREAM SERVICES, L.L.C., an Oklahoma limited liability company

By:
Name:
Title:

2

SIGNATURE PAGE TO

MEMORANDUM OF BENEFICIAL INTEREST

IN WITNESS WHEREOF, this Memorandum has been executed effective the date first above written.

STATOIL PIPELINES, LLC, a Delaware limited liability company

By:
Name:
Title:

3

SIGNATURE PAGE TO

MEMORANDUM OF BENEFICIAL INTEREST

IN WITNESS WHEREOF, this Memorandum has been executed effective the date first above written.

EPSILON MIDSTREAM LLC, a Pennsylvania limited liability company

By:
Name:
Title:

4

EXHIBIT “6.6”

to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

APPROVED COMPRESSION COMMITMENTS

See Attached Table

COO Exhibit 6.6 Compressor Commitments - North Marcellus - Three Party AMI
Appalachia Midstream Services - As of 11-15-2011

Location	County	State	Provider/Contract	Driver	Compressor	HP	Contract Term (Yrs)	Contract Start Date	Contract End Date	Base Rental Fee thru 9/30/12
Auburn CF (Auburn GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3612 TALE	ARIEL KBZ/6-2	3500	5	1/1/2012	12/31/2016	$57,539
Auburn CF (Auburn GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3612 TALE	ARIEL KBZ/6-2	3500	5	1/1/2012	12/31/2016	$57,539
Auburn CF (Auburn GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3612 TALE	ARIEL KBZ/6-2	3500	5	2/1/2012	12/31/2016	$57,539
Auburn CF (Auburn GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3612 TALE	ARIEL KBZ/6-2	3500	5	2/1/2012	12/31/2016	$57,539
Stone House CF (Stone House GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3516 TALE AFR	ARIEL JGE/4-3	1340	3	12/1/2008	11/30/2011	$18,000
Stone House CF (Stone House GGS)	Susquehanna	PA	MIDCON / AMS-MC 1-1-2011 AGMT	CAT 3516 TALE AFR	ARIEL JGT/4-3	1340	3	11/4/2009	11/3/2012	$18,000

EXHIBIT “11.4”
to
AGREEMENT FOR THE CONSTRUCTION, OWNERSHIP, AND OPERATION
OF MIDSTREAM ASSETS IN AMI AREA D OF NORTHERN PENNSYLVANIA
BY AND BETWEEN
STATOIL PIPELINES, LLC, APPALACHIA MIDSTREAM SERVICES, L.L.C.
AND EPSILON MIDSTREAM LLC

NORTHERN PENNSYLVANIA AMI AREA D TAX PARTNERSHIP

TAX PARTNERSHIP PROVISIONS

1.                                      General Provisions.

1.1.                            Designation of Documents. This exhibit is referred to in, and is part of, that agreement identified above and, if so provided, a part of any agreement to which that agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the “Agreement;” and this exhibit is hereinafter referred to as the “Exhibit” or the “Tax Partnership Provisions” (the “TPPs”). Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2.                            Relationship of the Parties.

1.2.1                     The parties to the Agreement shall be hereinafter referred to as “Party” or “Parties.” The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships (“Tax Purposes”). Such partnership for tax purposes is hereinafter referred to as the “Tax Partnership.” For every other purpose of the Agreement, the Parties understand and agree that as provided in paragraphs 10.3 and 11.4 of the Agreement, their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be responsible solely for its own obligations.

1.2.2                     The transactions between the Parties will be treated for Tax Purposes as resulting in (i) a contribution by that certain Marcellus Gathering Tax Partnership between AMS and Statoil related to the AMI Midstream Assets (“MGTP”) of its 65% interest in the AMI Midstream Assets, (ii) a contribution by Epsilon Midstream LLC(“Epsilon”) of its 35% interest in the AMI Midstream Assets which, along with step (i), serves the basis of the creation of a Tax Partnership in which MGTP and Epsilon are treated as partners, with the Tax Partnership being treated for federal income tax

1

purposes as holding the AMI Midstream Assets and engaging in all activities of the Parties with respect to the AMI Midstream Assets, and (iii) beginning with the date on which the Agreement is executed, the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the AMI Midstream Assets, notwithstanding that such items are realized, paid or incurred by the Parties individually. Collectively, the events described in (i), (ii) and (iii) of this Section 1.2.2 are deemed to occur on the date on which the Agreement is executed. The Parties intend that their respective capital accounts (immediately after giving effect to the events described in (i), (ii) and (iii) of this Section 1.2.2) shall be in the same proportions as their Default System Ownership Interests in the AMI Midstream Assets as defined in the Agreement.

1.3.                            Priority of Provisions of this Exhibit.  As provided in paragraph 11.4 of the Agreement, if there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4.                            Survivorship.

1.4.1                     Any termination of the Agreement shall not affect the continuing application of the TPPs, unless the Partnership is terminated pursuant to Section 7.1 hereof as a result of any termination of the Agreement, in which case the TPPs shall nonetheless continue to apply for the termination and liquidation of the Partnership.

1.4.2                     Any termination of the Agreement shall not affect the continuing application of the TPPs, unless the Partnership is terminated pursuant to Section 7.1 hereof as a result thereof, in which case the TPPs shall nonetheless continue to apply for the resolution of all matters regarding Federal and State income reporting of the Partnership.

1.4.3                     These TPPs shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.4.4                     The date on which the Agreement is executed shall be the effective date of these TPPs, and the date on which the Partnership is organized and doing business. The Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.

2.                                      Tax Reporting Partner and Tax Matters Partner.

2.1.                            Tax Reporting Partner. The Operator, as specified in paragraph 6.1 of the Agreement, as the Tax Reporting Partner (“TRP”), is responsible for compliance with all tax reporting obligations of the Partnership, see Section 3.1, below. In the

2

event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year.

2.2.                            Tax Matters Partner. The Parties recognize that the Partnership will be considered a partnership for purposes of the TEFRA audit provisions. Accordingly, the TRP shall also be the Tax Matters Partner as defined in Code §6231(a) (“TMP”) and references to the TRP shall include references to the TMP and vice versa.

2.2.1                     The TMP shall not be required to incur any expense for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

2.2.2                     The Parties shall furnish the TMP, within two (2) weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

2.2.3                     The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

2.2.4                     Any other Party who enters into a settlement agreement with the Secretary of the Treasury with respect to any “partnership items”, as defined in Code §6231(a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.

2.2.5                     If any Party intends to file a notice of inconsistent treatment under Code §6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party’s intended treatment of a partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

2.2.6                     No Party shall file pursuant to Code §6227 a request for an administrative adjustment of partnership items (the “RFAA”) without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the RFAA on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the RFAA, if shorter, any Party, including the TMP, may file a RFAA on its own behalf.

2.2.7                     Any Party intending to file with respect to any partnership item, or any other tax matter involving the Partnership, a petition under Code §§6226,

3

6228, or any other provision, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

3.                                      Income Tax Compliance and Capital Accounts.

3.1.                            Tax Returns. The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed.

3.2.                            Fair Market Value Capital Accounts. The TRP shall establish and maintain for each Party fair market value (“FMV”) capital accounts and tax basis capital accounts. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party’s FMV capital accounts as of the end of the return period.

3.3.                            Information Requests. Each Party agrees to furnish to the TRP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be reasonably requested for the proper preparation of such returns. Similarly, each Party agrees to furnish timely to the TRP, as requested, any information and data necessary for the preparation and/or filing of other required tax reports and notifications, and for the computation of the capital accounts. As provided in Code §6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code §6050K(a) (see also Section 8.1 below).

3.4.                            Best Efforts Without Liability. The TRP and the other Party(ies) shall use its/their best efforts to comply with responsibilities outlined in this Section 3, and in doing so shall incur no liability to any other Party.

4.                                      Tax and FMV Capital Account Elections.

4.1.                            General Elections. For both income tax return and capital account purposes, the Partnership shall elect:

a)                                     to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation and other cost recovery;

b)                                     the accrual method of accounting;

4

c)                                      to report income on a calendar year basis;

d)                                     and the Partnership shall also make any elections as specially noted in Section 9.2 below.

4.2.                            Election Out Under Code §761(a).

4.2.1                     The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TRP with written objection within thirty (30) days of such notice. Even after an effective election-out the TRP’s rights and obligations, other than the relief from tax return filing obligations of the partnership, shall continue.

4.2.2                     After an election-out, to avoid an unintended impairment of the election-out, all Parties will monitor the continuing qualification of the Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out.

4.3.                            Consent Requirements for Subsequent Tax Or FMV Capital Account Elections. Unless stipulated differently in Section 9.3, future elections, in addition to or in amendment of those in this agreement, must be approved by the affirmative vote of two (2) or more Parties owning a majority of the System Ownership.

5.                                      Capital Contributions and FMV Capital Accounts. The provisions of this Section 5 and any other provisions of the TPPs relating to the maintenance of the capital accounts are intended to comply with Treas. Reg. §1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

5.1.                            Capital Contributions. The respective capital contributions of each Party to the Partnership shall be (a) each Party’s interest in the properties contributed to the Partnership, including, but not limited to the Midstream Assets as defined in the Agreement, and (b) all amounts of money paid by each Party in connection with the acquisition or development of the AMI Midstream Assets, and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the Midstream Assets and any other properties committed to the Partnership shall be made by each Party’s agreement to hold legal title to its interest in such Midstream Asset or other property as nominee of the Partnership.

5.2.                            Capital Accounts. The FMV capital accounts shall be increased and decreased as follows:

5.2.1                     The FMV capital account of a Party shall be increased by:

(i)                                     the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Partnership (net of

5

liabilities assumed by the Partnership or to which the contributed property is subject);

(ii)                                  that Party’s share of Partnership items of income or gain, allocated in accordance with Section 6.1; and

(iii)                               that Party’s share of any Code §705(a)(1)(B) item.

5.2.2                     The FMV capital account of a Party shall be decreased by:

(i)                                     the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject);

(ii)                                  that Party’s share of Partnership loss and deductions, or items thereof, allocated in accordance with Section 6.1; and,

(iii)                               that Party’s share of any Code §705(a)(2)(B) item, allocated in accordance with Section 6.1.

5.2.3                     “FMV” when it applies to property initially contributed by a Party to the Partnership shall be as indicated in Section 9.2. The amount of cash initially contributed by a Party to the Partnership shall be as indicated in Section 9.2.

5.2.4                     As provided in Treas. Reg. §1.704-1(b)(2)(iv)(e), upon distribution of Partnership property (other than cash) to a Party the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Section 9.2, under the rules of Treas. Reg. § 1.704-1(b)(2)(iv)(f), the FMV capital accounts shall be revalued at certain times to reflect value changes of the Partnership property, and allocations for tax purposes under Section 6.2.1 shall thereafter be made as necessary in accordance with the second sentence thereof and the principles of Code §704(c).

6.                                      Partnership Allocations.

6.1.                            FMV Capital Account Allocations. Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

6.1.1                     Revenues from operation of the Systems shall be allocated to the Parties in proportion to each Party’s System Ownership Interest in each System, as provided in paragraph 7.3 of the Agreement.

6.1.2                     Operating Expense shall be allocated to the Parties in accordance with their respective contributions, or obligations to contribute, to such cost, as provided in paragraph 7.1 of the Agreement.

6

6.1.3                     Depreciation with respect to System assets contributed to the Partnership shall be allocated to the Parties in the ratio of their System Ownership Interests. Depreciation with respect to System assets treated as purchased by the Partnership under Code §707(a)(2)(B) shall be allocated to the Parties in the ratio of their System Ownership Interests. Depreciation, including bonus depreciation, with respect to System assets constructed or purchased by the Partnership shall be allocated to the Parties in accordance with their respective contributions, or obligations to contribute, to such cost of the underlying asset, as provided in paragraph 7.1 of the Agreement.

6.1.4                     Loss upon the sale, exchange, distribution, abandonment or other disposition of System assets shall be allocated to the Parties in the ratio of their System Ownership Interests with respect to such System.

6.1.5                     Gain upon the sale, exchange, distribution, or other disposition of System assets shall be allocated to the Parties in the ratio of their System Ownership Interests with respect to such System.

6.1.6                     Costs or expenses of any other kind shall be allocated to the Parties in accordance with their respective contributions, or obligations to contribute, to such costs or expense as provided in the Agreement.

6.1.7                     Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

6.2.                            Tax Return and Tax Basis Capital Account Allocations.

6.2.1                     Unless otherwise expressly provided in this Section 6.2, the allocations of the Partnership’s items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Section 6.1.

6.2.2                     Tax credits shall be allocated to the Parties in accordance with the allocation under Section 6.1 of the item of revenue or expense that gives rise to such credits.

6.2.3                     In accordance with Treas. Reg. §1.1245-1(e), depreciation recapture shall be allocated, to the extent possible, among the Parties to reflect their prior sharing of the depreciation, including bonus depreciation.

6.2.4                     For those assets contributed to the Tax Partnership with a FMV different than the Tax Partnership’s adjusted basis in the respective contributed asset at the time of contribution, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated among the Partners using the “remedial method” as described in Treas. Reg. § 1.7043(d).

7

7.                                      Termination and Liquidating Distribution.

7.1.                            Termination of the Partnership.

7.1.1                     The Partnership shall terminate upon the first to occur of (a) a deemed termination of the Partnership pursuant to Code §708(b)(1)(A), (b) the effectiveness of an election by the Parties to be excluded from the application of Subchapter K of Chapter 1 of the Code (if and when the Parties unanimously agree to make such an election) or (c) the occurrence of any other event that causes the Partnership to terminate as a matter of law (other than a termination pursuant to Code §708(b)(1)(B)).

7.1.2                     Upon termination, the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Sections 7.1.3, 7.5 and 7.7.

7.1.3                     First, all cash representing unexpended contributions by any Party shall be returned to the contributor.

7.2.                            Determination of FMV Capital Accounts. Second, the FMV capital accounts of the Parties shall be determined as described hereafter. The TRP shall take the actions specified under Sections 7.3 through 7.5 in making such determination.

7.3.                            Deemed Sale Gain/Loss Charge Back. The FMV of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Sections 6.1.4 and 6.1.5.

7.4.                            No Deficit Make-up Obligation. Notwithstanding anything to the contrary in this Exhibit, upon a liquidation within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g), if any Party has a Deficit Capital Account as defined in Section 9.4.2 below (after giving effect to all contributions, distributions, allocations, and other FMV capital account adjustments for all years, including the year in which the liquidation occurs), such Party shall have no obligation to make any contribution so as to restore its FMV capital account to zero, and the negative balance of such Party’s FMV capital account shall not be considered a debt owed by such Party to the other Parties, to the Partnership, or to any other person for any purpose whatsoever; provided, however, that in all events each Party shall be and remain obligated to bear and pay its applicable share of costs, expenses, and charges pursuant to the Agreement.

7.5.                            Distributions to Balance Capital Accounts. The following actions are intended to cause the ratios of the Parties’ FMV capital accounts to reflect as closely as possible their interests under the Agreement. This is hereafter referred to as the “balancing of the FMV capital accounts.”

8

7.5.1                     If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

7.5.2                     Unless Section 7.5.1 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their positive FMV capital account balances.

7.6.                            FMV Determination. If a property is to be valued for purposes of balancing the capital accounts and making a distribution under this Section 7, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

7.7.                            Final Distribution. After the FMV capital accounts of the Parties have been adjusted pursuant to Sections 7.2 through 7.5, all remaining property and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8.             Transfers, Indemnification, and Correspondence.

8.1.                            Transfer of Partnership Interests. Transfers of Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two (2) weeks after such transfer.

8.2.                            Correspondence. All correspondence relating to the preparation and filing of the Partnership’s income tax returns and capital accounts shall be sent to:

To AMS:	Appalachia Midstream Services, L.L.C.
6100 North Western
Oklahoma City, OK 73118
Attention: Walter Bennett, Vice President – Operations
Phone: (405) 935-3686
Fax: (405) 849-3686

With a copy to:

Appalachia Midstream Services, L.L.C.
6100 North Western
Oklahoma City, OK 73118
Attention: Regina Gregory, Lead Counsel
Phone: (405) 935-2143
Fax: (405) 849-2143

9

To Epsilon:	Epsilon Midstream LLC
10700 North Freeway, Suite 930
Houston, TX 77037
Attention: Ramik Arandjelovic
Phone: (281) 670-0002
Fax: (281) 668-0985

To Statoil:	Statoil Pipelines, LLC
Attention: Contracts Department
120 Long Ridge Road
Suite 3E01
Stamford, CT 06902
Phone: (203) 978-6900
Fax: (203) 978-6952

With a copy to:

Statoil Pipelines, LLC
Attention: President
120 Long Ridge Road
Suite 3E01
Stamford, CT 06902
Phone: (203) 978-6900
Fax: (203) 978-6916

9.             Elections and Changes to Above Provisions.

9.1.                            Operator Not the TRP. With respect to Section 2.1, (insert name of Party to be TRP instead of Operator, or indicate “N/A”)  N/A  is designated as TRP.

9.2.                            Special Tax Elections. With respect to Section 4.1(d), the Parties agree (if not applicable insert “N/A” or strike):

Yes
that the Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code §168(i)(4);	N/A

that the Partnership shall elect under Code §754 to adjust the basis of Partnership property, with the adjustments provided in Code §734 for a distribution of property and in Code §743 for a transfer of a partnership interest. In case of distribution of property the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s);

√

that the Partnership shall elect under Code §6231 to be subject to the TEFRA rules.	N/A

10

With respect to Section 5.2.4, under the rules of Treas. Reg. § 1.704-1(b)(2)(iv)(f), the Parties agree that the FMV capital accounts shall be revalued to reflect value changes of the Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said - 1(b)(2)(iv)(f) regulations.

√

With respect to Section 5.2.3 the FMV for the listed properties are determined as follows (mark as “N/A” if not applicable; use separate sheet if necessary)

Property Description	FMV

MGTP hereby contributes its 65% interest in the properties  covered by the Agreement and more fully described in the Agreement, less any amount of the properties considered sold to the Tax Partnership under Code §707(a)(2)(B).

[Sxxxxx.xx]

Epsilon hereby contributes its 35% interest in the properties covered by the Agreement and more fully described in the Agreement, less any amount of the properties considered sold to the Tax Partnership under Code §707(a)(2)(B).

[$xxxxx.xx]

Opening Capital Account Balances	FMV
MGTP	[$xxxxx.xx]
Epsilon	[$xxxxx.xx]

9.3.                            Change of Majority For Other Tax Elections. Instead of the Section 4.3 majority for other tax elections, a majority shall be considered if consisting of (specify or line out blanks): N/A.

9.4.         Qualified Income Offset.

9.4.1                     Notwithstanding the provisions of Section 6, if any Party would be allocated an item of deduction or loss which would reduce its adjusted FMV capital account balance to below zero (0), the Party shall be allocated only the amount of such item which would reduce its adjusted FMV capital account balance to zero (0), and any remaining amount of such item shall be allocated to the other Parties in accordance with Section 6.1. For purposes of this Section 9.4, a Party’s “adjusted FMV capital account balance” shall be the same as the Party’s FMV capital account balance, increased by the sum of (i) the amount, if any, which the Party is unconditionally obligated to contribute to the Partnership, and (ii) the amount, if any, which the Party is deemed to be obligated to contribute to the Partnership under Treasury Regulations under Code §704(b), and decreased by the adjustments, allocations, and distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5), and (6).

11

9.4.2                     Notwithstanding the provisions of Section 6, if any Party unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5), or (6), which reduces the Party’s adjusted FMV capital account balance to below zero (0) (a “Deficit Capital Account”), gross income shall be specially allocated to such Party in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted FMV capital account deficit of such Party as quickly as possible. This Section 9.4.2 is intended to constitute a “qualified income offset provision under Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

9.4.3                     The allocations set forth in Sections 9.4.1 and 9.4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Parties that, to the maximum extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 9.4.3. Therefore, notwithstanding any other provisions of Section 6, the TRP shall make such offsetting special allocations of income, gain loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Party’s FMV capital account balance is, to the maximum extent possible, equal to the capital account balance such Party would have had if the Regulatory Allocations were not part of this Exhibit and all items were allocated pursuant to Section 6 without regard to the Regulatory Allocations. The TRP shall have the discretion to administer this Section 9.4.3 in any reasonable manner which eliminates, to the maximum extent reasonably feasible, any character discrepancy between the amounts allocated under the Regulatory Allocations and the corresponding amounts allocated under this Section 9.4.3.

12